Exhibit 10.3

Execution Version

CREDIT AGREEMENT AND GUARANTY

dated as of

June 23, 2017

between

SONENDO, INC.

as the Borrower,

The Subsidiary Guarantors from Time to Time Party Hereto,

and

PERCEPTIVE CREDIT HOLDINGS, LP,

as the Lender and the Collateral Agent

U.S. $20,000,000

-i-

(continued)

-ii-

(continued)

-iii-

(continued)

-iv-

SCHEDULES AND EXHIBITS

Schedule 1	-	Commitments
Schedule 2	-	Products
Schedule 7.05(b)	-	Certain Intellectual Property
Schedule 7.05(c)	-	Material Intellectual Property
Schedule 7.06(a)	-	Certain Litigation
Schedule 7.06(c)	-	Labor Matters
Schedule 7.08	-	Taxes
Schedule 7.12(b)	-	Information Regarding Subsidiaries
Schedule 7.12(c)	-	Equity Interests
Schedule 7.13(a)	-	Existing Indebtedness of the Borrower and its Subsidiaries
Schedule 7.13(b)	-	Liens Granted by the Obligors
Schedule 7.14	-	Material Agreements of Obligors
Schedule 7.15	-	Restrictive Agreements
Schedule 7.16	-	Real Property Owned or Leased by any Obligor
Schedule 7.19(b)	-	Material Regulatory Approvals
Schedule 7.19(e)	-	Adverse Findings
Schedule 7.20	-	Transactions with Affiliates
Schedule 7.23	-	Deposit and Disbursement Accounts
Schedule 7.24	-	Royalties etc.
Schedule 9.05	-	Existing Investments
Schedule 9.10	-	Transactions with Affiliates
Schedule 9.13(a)	-	Inbound Licenses
Schedule 9.13(b)	-	Outbound Licenses
Schedule 9.14	-	Permitted Sales and Leasebacks

Exhibit A	-	Form of Guarantee Assumption Agreement
Exhibit B	-	Form of Borrowing Notice
Exhibit C	-	Form of Note
Exhibit D-1	-	Form of U.S. Tax Compliance Certificate (For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)
Exhibit D-2	-	Form of U.S. Tax Compliance Certificate (For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)
Exhibit D-3	-	Form of U.S. Tax Compliance Certificate (For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)
Exhibit D-4	-	Form of U.S. Tax Compliance Certificate (For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)
Exhibit E	-	Form of Compliance Certificate

v

(continued)

Exhibit F	-	Form of Assignment and Assumption
Exhibit G	-	Form of Perfection Certificate
Exhibit H	-	Form of Security Agreement
Exhibit I	-	Form of Warrant Agreement
Exhibit J	-	Form of Closing Date Certificate
Exhibit K	-	Form of Solvency Certificate
Exhibit L	-	Form of Intercompany Subordination Agreement

-vi-

CREDIT AGREEMENT AND GUARANTY

Credit Agreement and Guaranty, dated as of June 23, 2017 (this “Agreement”), among Sonendo, Inc., a Delaware corporation (the “Borrower”), the Subsidiary Guarantors from time to time parties hereto, and Perceptive Credit Holdings, LP, a Delaware limited partnership, in both its capacity as a Lender (defined below) hereunder and as the collateral agent for the Secured Parties (defined below) (in such capacity, together with its successors and assigns, the “Collateral Agent”).

WITNESSETH:

WHEREAS, the Borrower has requested that the Lender provide a senior, secured, delayed-draw term loan facility to Borrower in an aggregate principal amount of $20,000,000 (with up to $10,000,000 to be available on the Closing Date (this and other undefined terms used herein will have the meanings ascribed thereto in Section 1.01 below) and up to an additional $10,000,000 to be available on the Delayed Draw Date, in each case subject to the terms and conditions set forth herein); and

WHEREAS, the Lender is willing, on the terms and subject to the conditions set forth herein, to make the Loans to the Borrower.

NOW, THEREFORE, the parties hereto agree as follows:

SECTION 1

DEFINITIONS

1.01 Certain Defined Terms. As used herein, the following terms have the following respective meanings:

“510(k)” means (i) any premarket notification and corresponding FDA clearance for a Device pursuant to FDA regulations, and (ii) all substantially equivalent or similar notifications, applications and clearances required pursuant to any other Regulatory Authority in the European Union or in any other non-U.S. jurisdictions, including, in each case, all amendments, supplements and other additions and modifications thereto, and all documents, data and other information concerning any applicable Device which are necessary for, filed with, incorporated by reference in or otherwise support any of the foregoing.

“Account Control Agreement” means a control agreement or other similar agreement with respect to one or more Controlled Accounts, entered into by the applicable depositary bank, one or more Obligors and the Collateral Agent, in form and substance reasonably satisfactory to the Collateral Agent, in order to give the Collateral Agent “control” (within the meaning set forth in Section 9-104 of the UCC) of such account(s).

“Act” has the meaning set forth in Section 14.19.

“Acquisition” means any transaction, or any series of related transactions, by which any Person directly or indirectly, by means of a take-over bid, tender offer, amalgamation, merger, purchase of assets, or similar transaction having the same effect as any of the foregoing, (i) acquires any business or all or substantially all of the assets of any Person, (ii) acquires control of Equity Interests of a Person representing more than 50% of the ordinary voting power (determined on a fully-diluted basis) for the election of directors of such Person’s Board, if the business affairs of such Person are managed by a Board, or (iii) acquires control of more than 50% of the Equity Interests in any Person (determined on a fully-diluted basis) engaged in any business that is not managed by a Board.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified; provided that, with respect to the Lender, “Affiliate” shall include any Related Fund of the Lender.

“Agreement” has the meaning set forth in the introduction hereto.

“Applicable Margin” means 9.25%, as potentially increased pursuant to Section 3.02(b).

“Asset Sale” has the meaning set forth in Section 9.09.

“Assignment and Assumption” means an assignment and assumption entered into by the Lender and an assignee of the Lender substantially in the form of Exhibit F.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Bailee Letter” means a bailee letter substantially in the form of Exhibit F to the Security Agreement.

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy.”

“Benefit Plan” means any employee benefit plan as defined in Section 3(3) of ERISA (whether governed by the Laws of the United States or otherwise) to which any Obligor or Subsidiary thereof incurs or otherwise has any obligation or liability, contingent or otherwise.

“Board” means, with respect to any Person, the board of directors or equivalent management or oversight body of such Person or any committee thereof authorized to act on behalf of such board (or equivalent body).

“Borrower” has the meaning set forth in the introduction hereto.

“Borrower Party” has the meaning set forth in Section 14.03(b).

“Borrowing” means, as the context may require, either the borrowing of the Initial Loan on the Closing Date or the borrowing of the Delayed Draw Loan on the Delayed Draw Date.

“Borrowing Date” means, with respect to the Initial Loan, the Closing Date, and with respect to the Delayed Draw Loan, the Delayed Draw Date.

“Borrowing Notice” means a written notice substantially in the form of Exhibit B.

“Business Day” means a day (other than a Saturday or Sunday) on which commercial banks are not authorized or required to close in New York City.

“Calculation Date” has the meaning set forth in Section 10.02.

“Capital Lease Obligation” means, as to any Person, any obligation of such Person to pay rent or other amounts under a lease of (or other agreement conveying the right to use) real or personal property, which obligations are required to be classified and accounted for as a capital lease on a balance sheet of such Person under GAAP and, for purposes of this Agreement, the amount of any such obligation shall be the capitalized amount thereof, determined in accordance with GAAP.

“Casualty Event” means the damage, destruction or condemnation, as the case may be, of property of any Person or any of its Subsidiaries.

“Change of Control” means (i) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group of Persons (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such Person or its Subsidiaries and any Person acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) acting jointly or otherwise in concert of Equity Interests representing more than 40% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of the Borrower, (ii) during any period of 12 consecutive calendar months, the occupation of a majority of the seats (other than vacant seats) on the Board of the Borrower by Persons who were neither (x) nominated by the Board of the Borrower, nor (y) appointed by directors so nominated, (iii) the sale, conveyance or disposal of all or substantially all of the property or business of the Borrower and its Subsidiaries, taken as a whole or (iv) the Borrower shall cease to own, directly or indirectly, beneficially and of record, 100% of the issued and outstanding Equity Interests of each of its Subsidiaries, free and clear of all Liens (except as otherwise permitted hereunder).

“Claims” includes claims, demands, complaints, grievances, actions, applications, suits, causes of action, orders, charges, indictments, prosecutions, information (brought by a public prosecutor without grand jury indictment) or other similar processes, assessments or reassessments.

“Closing Date” means June 23, 2017

“Closing Date Certificate” has the meaning set forth in Section 6.01(b).

“Closing Date Warrant” means the warrant issued on the Closing Date pursuant to Section 6.01(j), exercisable into 100,000 shares of the Borrower’s Series D preferred stock.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and the rules and regulations promulgated thereunder from time to time.

“Collateral” means any property in which a Lien is purported to be granted to the Collateral Agent for the benefit of the Lenders under any of the Security Documents (or all such property, as the context may require).

“Collateral Agent” has the meaning set forth in the introduction hereto.

“Commitment” means, with respect to each Lender, the obligation of such Lender to make Loans to the Borrower in accordance with the terms and conditions of this Agreement, which commitment is in the amount set forth opposite such Lender’s name on Schedule 1 under the caption “Commitment”, as such Schedule may be amended from time to time pursuant to an Assignment and Assumption or otherwise. The aggregate Commitments on the date hereof equal $20,000,000.

“Commodity Account” is defined in the Security Agreement.

“Compliance Certificate” has the meaning set forth in Section 8.01(d).

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Contracts” means contracts, licenses, leases, agreements, obligations, promises, undertakings, understandings, arrangements, documents, commitments, entitlements or engagements pursuant to which a Person has, or will have, any actual or contingent obligations or liabilities (in each case, whether written or oral, express or implied). “Contractual” has a meaning correlative thereto.

“Control” means, in respect of a particular Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ability to exercise voting power, by Contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Controlled Account” has the meaning set forth in Section 8.18(a).

“Copyright” is defined in the Security Agreement.

“Default” means any Event of Default and any event that, upon the giving of notice, the lapse of time or both, would constitute an Event of Default.

“Default Rate” has the meaning set forth in Section 3.02(b).

“Delayed Draw Certificate” has the meaning set forth in Section 6.02(b).

“Delayed Draw Date” means the date of the borrowing of the Delayed Draw Loan hereunder, which shall be no sooner than the date on which each of the conditions precedent set forth in Section 6.02 shall have been satisfied.

“Delayed Draw Date Warrant” means the warrant to be issued on the Delayed Draw Date pursuant to Section 6.02(e), exercisable into 100,000 shares of the Borrower’s Series D preferred stock.

“Delayed Draw Loan” means the term loan made by the Lender on the Delayed Draw Date in an aggregate principal amount of $10,000,000.

“Deposit Account” is defined in the Security Agreement.

“Designated Jurisdiction” means any country or territory to the extent that such country or territory is the subject of any Sanction.

“Device” means any medical instrument, apparatus, implement, machine, contrivance, implant, in vitro reagent or other similar or related item, including any component, part or accessory, that (i) is intended for use in the diagnosis of disease or other conditions or in the cure, mitigation, treatment or prevention of disease, in man or other animals, or is intended to affect the structure or any function of the body of man or other animals, (ii) does not achieve its primary intended purpose or purposes through chemical action within or on the body of man or other animals and (iii) is not dependent upon being metabolized for the achievement of its primary intended purpose or purposes.

“Device Clearance Application” means any premarket approval application submitted under Section 515 of the FD&C Act (21 U.S.C. § 360e), any de novo request submitted under Section 513(f) of the FD&C Act (21 U.S.C. § 360c(f)), or any 510(k) submitted under Section 510(k) of the FD&C Act (21 U.S.C. § 360(k)) seeking clearance from the FDA for a Device that is substantially equivalent to a legally marketed predicate Device, as defined in the FD&C Act, or any corresponding foreign application in any other jurisdiction, including, with respect to the European Union, any equivalent submission to a Standard Body pursuant to an applicable directive of the European Council with respect to CE marking (or, if applicable, a self-certification of conformity with respect to any such directive through a “declaration of conformity”).

“Disqualified Equity Interests” means, with respect to any Person, any Equity Interest of such Person that, by its terms (or by the terms of any security or other Equity Interest into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (i) matures or is mandatorily redeemable (other than solely for Qualified Equity Interests), including pursuant to a sinking fund obligation or otherwise, (ii) is redeemable at the option of the holder thereof (other than solely for Qualified Equity Interests), in whole or in part, (iii) provides for the scheduled payments of dividends in cash, or (iv) is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Equity Interests, in each case, prior to the date that is 90 days after the Maturity Date.

“Dollars” and “$” means lawful money of the United States.

“Domestic Subsidiary” means any direct or indirect Subsidiary of the Borrower that is a corporation, limited liability company, partnership or similar business entity incorporated, formed or organized under the Laws of the United States, any State of the United States or the District of Columbia.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Transferee” means and includes (i) any commercial bank, (ii) any insurance company, (iii) any finance company, (iv) any financial institution, (v) any Related Fund or other investment Fund that invests in loans, (vi) with respect to the Lender, any of its Affiliates, and (vii) any other “accredited investor” (as defined in Regulation D of the Securities Act) that is principally engaged in the business of managing investments or holding assets for investment purposes.

“Environmental Law” means any applicable federal, state, provincial or local law, rule, regulation, order, writ, judgment, injunction or decree relating to pollution or protection of the environment or the treatment, storage, disposal, release, threatened release or handling of hazardous materials, and all local laws and regulations related to environmental matters and any specific agreements entered into with any competent authorities which include commitments related to environmental matters.

“Equity Interest” shall mean, with respect to any Person, any and all shares, interests, participations or other equivalents, including membership interests (however designated, and whether voting or nonvoting), representing equity ownership or participation of such Person, including, if such Person is a partnership, partnership interests (whether general or limited) and any other interest or participation that confers on another Person the right to receive a share of the profits and Losses of, or distributions of property of, such Person.

“Equivalent Amount” means, with respect to an amount denominated in one currency, the amount in another currency that could be purchased by the amount in the first currency determined by reference to the Exchange Rate at the time of determination.

“ERISA” means the United States Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means, collectively, any Obligor, Subsidiary thereof, and any Person under common control, or treated as a single employer, with any Obligor or Subsidiary thereof, within the meaning of Section 414(b), (c), (m) or (o) of the Code.

“ERISA Event” means (i) a reportable event as defined in Section 4043 of ERISA with respect to a Title IV Plan, excluding, however, such events as to which the PBGC by regulation has waived the requirement of Section 4043(a) of ERISA that it be notified within 30 days of the occurrence of such event; (ii) a withdrawal by any Obligor or any ERISA Affiliate thereof from a Title IV Plan or the termination of any Title IV Plan resulting in liability under Sections 4063 or 4064 of ERISA; (iii) the withdrawal of any Obligor or any ERISA Affiliate thereof in a complete or partial withdrawal (within the meaning of Section 4203 and 4205 of ERISA) from any Multiemployer Plan if there is any potential liability therefore, or the receipt by any Obligor or any ERISA Affiliate thereof of notice from any Multiemployer Plan that it is in insolvency pursuant to Section 4245 of ERISA; (iv) the filing of a notice of intent to terminate, the treatment of a plan amendment as a termination under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Title IV Plan or Multiemployer Plan; (v) the imposition of liability on any Obligor or any ERISA Affiliate thereof pursuant to Sections 4062(e) or 4069 of ERISA or by reason of the application of Section 4212(c) of ERISA; (vi) the failure by any Obligor or any ERISA Affiliate thereof to make any required contribution to a Title IV Plan, or the failure to meet the minimum funding standard of Section 412 of the Code with respect to any Title IV Plan (whether or not waived in accordance with Section 412(c) of the Code) or the failure to make by its due date a required installment under Section 430 of the Code with respect to any Title IV Plan or the failure to make any required contribution to a Multiemployer Plan; (vii) the determination that any Title IV Plan is considered an at-risk plan or a plan in endangered to critical status within the meaning of Sections 430, 431 and 432 of the Code or Sections 303, 304 and 305 of ERISA; (viii) an event or condition which might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Title IV Plan or Multiemployer Plan; (ix) the imposition of any liability under Title IV of ERISA, other than PBGC premiums due but not delinquent under Section 4007 of ERISA, upon any Obligor or any ERISA Affiliate thereof; (x) an application for a funding waiver under Section 303 of ERISA or an extension of any amortization period pursuant to Section 412 of the Code with respect to any Title IV Plan; or (xi) the imposition of any lien (or the fulfillment of the conditions for the imposition of any lien) on any of the rights, properties or assets of any Obligor or any ERISA Affiliate thereof, in either case pursuant to Title I or IV, including Section 302(f) or 303(k) of ERISA or to Section 401(a)(29) or 430(k) of the Code.

“ERISA Funding Rules” means the rules regarding minimum required contributions (including any installment payment thereof) to Title IV Plans, as set forth in Sections 412, 430, 431, 432 and 436 of the Code and Sections 302, 303, 304 and 305 of ERISA.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“Event of Default” has the meaning set forth in Section 11.01.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Deposit Accounts” has the meaning set for in Section 8.18.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient: (i) Taxes imposed on or measured by net income (however denominated), franchise Taxes and branch profits Taxes, in each case, (x) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of the Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivisions thereof) or (y) that are Other Connection Taxes, (ii) in the case of the Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of the Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (1) the Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 5.04 or (2) the Lender changes its lending office, except in each case to the extent that, pursuant to Section 5.03, amounts with respect to such Taxes were payable either to the Lender’s assignor immediately before the Lender became a party hereto or to the Lender immediately before it changed its lending office, (iii) Taxes attributable to such Recipient’s failure to comply with Section 5.03(f), and (iv) any U.S. federal withholding Taxes imposed under FATCA.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code and any Law or official governmental agreement with respect thereto.

“FD&C Act” means the U.S. Food, Drug and Cosmetic Act of 1938 (21 U.S.C. § 301 et seq.) (or any successor thereto), as amended from time to time, and the rules and regulations promulgated thereunder.

“FDA” means the U.S. Food and Drug Administration and any successor entity.

“Foreign Subsidiary” means any direct or indirect Subsidiary of the Borrower that is not a Domestic Subsidiary.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“GAAP” means generally accepted accounting principles in the United States of America, as in effect from time to time, set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants, in the statements and pronouncements of the Financial Accounting Standards Board and in such other statements by such other entity as may be in general use by significant segments of the accounting profession that are applicable to the circumstances as of the date of determination. Subject to Section 1.02, all references to “GAAP” shall be to GAAP applied consistently with the principles used in the preparation of the financial statements described in Section 7.04(a).

“Governmental Approval” means any consent, authorization, approval, order, license, franchise, permit, certificate, accreditation, registration, filing or notice of, issued by, from or to, or other act by or in respect of, any Governmental Authority.

“Governmental Authority” means any nation, government, branch of power (whether executive, legislative or judicial), state, province or municipality or other political agency, department or subdivision thereof and any entity exercising executive, legislative, judicial, monetary, regulatory or administrative functions of or pertaining to government, including without limitation regulatory authorities, governmental departments, agencies, commissions, bureaus, officials, ministers, courts, bodies, boards, tribunals and dispute settlement panels, and other Law-, rule- or regulation-making organizations or entities of any State, territory, county, city or other political subdivision of any country, including the United States.

“Guarantee” means, as to any Person, (a) any obligation, contingent or otherwise, of such Person (the “guarantor”) guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against Loss in respect thereof (in whole or in part), or (b) any Lien on any assets of the guarantor securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by the guarantor (or any right, contingent or otherwise, of the obligee of such Indebtedness to obtain any such Lien). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guarantor in good faith. The term “Guarantee” as a verb has a corresponding meaning.

“Guarantee Assumption Agreement” means a Guarantee Assumption Agreement substantially in the form of Exhibit A by an entity that, pursuant to Section 8.12(a), is required to become a “Subsidiary Guarantor.”

“Guaranteed Obligations” has the meaning set forth in Section 13.01.

“Hazardous Material” means any substance, element, chemical, compound, product, solid, gas, liquid, waste, by-product, pollutant, contaminant or material which is classified or regulated as “hazardous” or “toxic” or words of like import pursuant to an Environmental Law and includes, without limitation, asbestos, polychlorinated biphenyls and petroleum (including crude oil or any fraction thereof).

“Healthcare Laws” means, collectively, all Laws applicable to the business of the Borrower or any other Obligor, regulating the manufacturing, labeling, promotion and provision of and payment for healthcare products, items and services, including HIPAA, Section 1128B(b) of the Social Security Act, as amended; 42 U.S.C. § 1320a-7b (Criminal Penalties Involving Medicare or State Health Care Programs), commonly referred to as the “Federal Anti-Kickback

Statute”; Section 1877 of the Social Security Act, as amended; 42 U.S.C. § 1395nn (Limitation on Certain Physician Referrals), commonly referred to as “Stark Statute”; U.S. Federal Food, Drug, and Cosmetic Act, as amended from time to time (21 U.S.C. § 301 et seq.); all applicable Good Manufacturing Practice requirements addressed in the FDA’s Quality System Regulation (21 C.F.R. Part 820); the Medical Devices Regulations, 21 C.F.R. Part 812, and Parts 50, 54, and 56; all applicable labeling requirements addressed in the FDA’s Device Labeling Regulation (21 C.F.R. Part 801); all rules, regulations and guidance with respect to the provision of Medicare and Medicaid programs or services (42 C.F.R. Chapter IV et seq.); and all rules, regulations and guidance promulgated under or pursuant to any of the foregoing.

“Hedging Agreement” means any interest rate exchange agreement, foreign currency exchange agreement, commodity price protection agreement or other interest or currency exchange rate or commodity price hedging arrangement.

“IDE” means an application, including any Device Clearance Application or any other application filed with any Regulatory Authority, for authorization to commence human clinical studies with respect to any Device, including (i) an Investigational Device Exemption as defined in the FD&C Act or any successor application or procedure filed with the FDA, (ii) an abbreviated Investigational Device Exemption as specified in FDA regulations in 21 C.F.R. § 812.2(b), (iii) any equivalent of a United States Investigational Device Exemption in countries, jurisdictions or Governmental Authorities outside of the United States, (iv) all amendments, variations, extensions and renewals thereof that may be filed with respect to the foregoing and (v) all related documents and correspondence thereto, including documents and correspondence with Institutional Review Boards (an “IRB”).

“Indebtedness” of any Person means, without duplication, (i) all obligations of such Person for borrowed money or obligations of such Person with respect to deposits or advances of any kind by third parties, (ii) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (iii) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (iv) all obligations of such Person in respect of the deferred purchase price of property or services (excluding accounts payable incurred in the ordinary course of business not overdue by more than 180 days), (v) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (vi) all Guarantees by such Person of Indebtedness of others, (vii) all Capital Lease Obligations of such Person, (viii) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty, (ix) obligations under any Hedging Agreement, currency swaps, forwards, futures or derivatives transactions, (x) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances, (xi) all obligations of such Person under license or other agreements containing a guaranteed minimum payment or purchase by such Person, (xii) all other obligations required to be classified as indebtedness of such Person under GAAP, excluding any of the foregoing to the extent comprised of an obligation in respect of a trade payable, a commercial letter of credit supporting one or more trade payables or similar obligations to a trade creditor, in each case in the ordinary course of business and (xiii) any Disqualified Equity Interests of or issued by such Person. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

“Indemnified Party” has the meaning set forth in Section 14.03(b).

“Indemnified Taxes” means (i) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any Obligation and (ii) to the extent not otherwise described in clause (i), Other Taxes.

“Initial Loan” means the term loan made by the Lender on the Closing Date in an aggregate principal amount not to exceed $10,000,000.

“Initial Lender” means Perceptive Credit Holdings, LP.

“Insolvency Proceeding” means (i) any case, action or proceeding before any court or other Governmental Authority relating to bankruptcy, reorganization, insolvency, liquidation, receivership, dissolution, winding-up or relief of debtors, or (ii) any general assignment for the benefit of creditors, composition, marshaling of assets for creditors, or other, similar arrangement in respect of any Person’s creditors generally or any substantial portion of such Person’s creditors, in each case undertaken under U.S. Federal, state or foreign Law, including the Bankruptcy Code.

“Intellectual Property” means all Patents, Trademarks, Copyright, and Technical Information, whether registered or not, domestic and foreign. Intellectual Property shall include, without limitation, all:

(a) applications or registrations relating to such Intellectual Property;

(b) rights and privileges arising under any Law with respect to such Intellectual Property;

(c) rights to sue for past, present or future infringements of such Intellectual Property; and

(d) rights of the same or similar effect or nature in any jurisdiction corresponding to such Intellectual Property throughout the world.

“Intercompany Subordination Agreement” means that certain Intercompany Subordination Agreement executed and delivered by each Obligor and each of their Subsidiaries, pursuant to which all obligations in respect of any Indebtedness owing to any such Person by an Obligor shall be subordinated to the prior payment in full in cash of all Obligations, such agreement to be in substantially the form attached hereto as Exhibit L.

“Interest Period” means, with respect to any Borrowing, (i) initially, the period commencing on (and including) the Borrowing Date thereof and ending on (and including) the last day of the calendar month in which such Borrowing was made, and (ii) thereafter, the period beginning on (and including) the first day following the last day of the preceding Interest Period and ending on the earlier of (and including) (x) the last day of the calendar month next following such preceding Interest Period and (y) the Maturity Date.

“Interest Rate” means the sum of (i) the Applicable Margin plus (ii) the greater of (x) One-Month LIBOR and (y) 2.00%; provided that if the Lender is at any time unable to determine One-Month LIBOR, One-Month LIBOR shall be deemed to be 2.00%.

“Invention” means any novel, inventive and useful art, apparatus, method, process, machine (including article or device), manufacture or composition of matter, or any novel, inventive and useful improvement in any art, method, process, machine (including article or device), manufacture or composition of matter.

“Investment” means, for any Person, any direct or indirect acquisition or investment by such Person, whether by means of (i) the purchase or other acquisition of Equity Interests or other securities of another Person, (ii) a loan, advance or capital contribution to, Guarantee or assumption of Indebtedness of, or purchase or other acquisition of any other Indebtedness or Equity Interest (or similar equity participation) in, another Person, including any partnership or joint venture interest in such other Person and any arrangement pursuant to which the investor Guarantees any Indebtedness of such other Person, or (iii) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit. For purposes of covenant compliance hereunder or under any other Loan Document, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

“IRB” is defined within the definition of “IDE”.

“IRS” means the U.S. Internal Revenue Service or any successor agency, and to the extent relevant, the U.S. Department of the Treasury.

“Key Person” means Bjarne Bergheim.

“Key Person Event” means that (i) the Key Person (a) has failed to hold the office of chief executive officer of the Borrower or has failed to possess the power and authority typically associated with individuals holding the office of chief executive officer, or (b) for any period of twenty (20) consecutive days or fifty (50) days in the aggregate, whether consecutive or non-consecutive, has failed to (x) be directly and actively involved in the day to day management and direction of the Borrower or (y) devote his full working time and efforts to the business and affairs of the Borrower (in the case of (x) and (y), excluding up to 20 vacation days taken by the Key Person), and (ii) the Key Person is not replaced with a new Key Person reasonably acceptable to the Lender within sixty (60) days after the occurrence of any event described in clause (i).

“Landlord Consent” means a landlord consent substantially in the form of Exhibit E to the Security Agreement or otherwise reasonably acceptable to the Collateral Agent.

“Law” means any U.S., international, foreign, federal, state, provincial, territorial, municipal and local statute, treaty, rule, guideline, regulation, ordinance, code or administrative or judicial precedent or authority, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and any applicable determination, order, injunction or judgment of any applicable arbitrator, court, or other Government Authority, administrative order, directed duty, request, license, authorization or permit of, or agreement with, any Governmental Authority, in each case whether or not having the force of law.

“Lender” means, collectively, the Initial Lender, any of its assignees that have executed an Assignment and Assumption pursuant to Section 14.05(b), any assign of any such assignee that has executed an Assignment and Assumption, as well as any successor entities of any of the foregoing Persons.

“Lien” means any mortgage, lien, pledge, charge or other security interest, or any lease, title retention agreement, mortgage, restriction, easement, right-of-way, option or adverse claim (of ownership or possession) or other encumbrance of any kind or character whatsoever or any preferential arrangement that has the practical effect of creating a security interest.

“Loans” means, collectively, the Initial Loan, the Delayed Draw Loan, and any PIK Loan, and “Loan” means any of the foregoing.

“Loan Documents” means, collectively, this Agreement, the Notes, the Security Documents, the Warrant Agreement and each Warrant, the Intercompany Subordination Agreement and any subordination agreement, intercreditor agreement or other present or future document, instrument, agreement or certificate delivered to the Collateral Agent or the Lender in connection with this Agreement or any of the other Loan Documents, in each case, as amended or otherwise modified.

“Loss” means judgments, debts, liabilities, expenses, costs, damages or losses, contingent or otherwise, whether liquidated or unliquidated, matured or unmatured, disputed or undisputed, Contractual, legal or equitable, including loss of value, professional fees, including fees and disbursements of legal counsel on a full indemnity basis, and all costs incurred in investigating or pursuing any Claim or any proceeding relating to any Claim.

“Margin Stock” means “margin stock” within the meaning of Regulations U and X.

“Material Adverse Change” and “Material Adverse Effect” mean a material adverse change in or material adverse effect upon (i) the business, financial condition, results of operations, performance, assets or liabilities of the Borrower or the Borrower and its Subsidiaries taken as a whole, (ii) the ability of any Obligor to perform its obligations under any Loan Document to which it is a party, or (iii) the legality, validity, binding effect or enforceability of the Loan Documents or the rights and remedies of any Secured Party under any of the Loan Documents.

“Material Agreements” means (i) each Product Agreement, (ii) each Contract listed in Schedule 7.14, (iii) all other Contracts to which any Obligor is a party or a beneficiary from time to time, the absence or termination of which could reasonably be expected to result in a Material Adverse Effect, and (iv) all Contracts directly or indirectly associated with contract manufacturing, distribution of Products and the payment of royalties by any Obligor to third parties, if any, in the case of clause (iv) only, (x) the loss of which could reasonably be expected to have a Material Adverse Effect or (y) such Contract involves monetary liability of or to any Person in an amount in excess of, (1) until the first anniversary of the Closing Date, $1,000,000, (2) after the first anniversary and until the second anniversary of the Closing Date, $2,000,000 and (3) from the second anniversary of the Closing Date and thereafter, $3,000,000.

“Material Indebtedness” means, at any time, any Indebtedness of any Obligor, the outstanding principal amount of which, individually or in the aggregate, exceeds $300,000 (or the Equivalent Amount thereof in other currencies).

“Material Intellectual Property” means (i) all Obligor Intellectual Property described in Schedule 7.05(c), and (ii) any other Obligor Intellectual Property, whether currently owned or licensed or acquired, developed or otherwise licensed or obtained after the date hereof (x) the loss of which could reasonably be expected to have a Material Adverse Effect, or (y) that has a fair market value in excess of $1,000,000; provided that, for purposes of Sections 8 and 9 hereof, “Material Intellectual Property” shall only constitute Intellectual Property of the type described in clause (ii) above and, notwithstanding any Intellectual Property described on Schedule 7.05(c), such Intellectual Property shall only qualify as Material Intellectual Property for purposes of Sections 8 and 9 if it meets the qualifications set forth in clause (ii) above.

“Maturity Date” means the fifth (5th) anniversary of the Closing Date.

“Medicaid” means that government-sponsored entitlement program under Title XIX, P.L. 89-97 of the Social Security Act, which provides federal grants to states for medical assistance based on specific eligibility criteria, as set forth on Section 1396, et seq. of Title 42 of the United States Code.

“Medicare” means that government-sponsored insurance program under Title XVIII, P.L. 89-97, of the Social Security Act, which provides for a health insurance system for eligible elderly and disabled individuals, as set forth at Section 1395, et seq. of Title 42 of the United States Code.

“Moody’s” means Moody’s Investors Service, Inc.

“Multiemployer Plan” means any multiemployer plan, as defined in Section 400l(a)(3) of ERISA, to which any ERISA Affiliate incurs or otherwise has any obligation or liability, contingent or otherwise.

“Non-Consenting Lender” means any Lender that does not approve any consent, waiver or amendment that (i) requires the approval of all or all affected Lenders in accordance with the terms of Section 14.04 and (ii) has been approved by the Required Lenders.

“Note” means a promissory note, in substantially the form attached hereto as Exhibit C, executed and delivered by the Borrower in accordance with Section 2.03.

“NYUCC” means the Uniform Commercial Code as in effect from time to time in the State of New York.

“Obligations” means, with respect to any Obligor, all amounts, obligations, liabilities, covenants and duties of every type and description owing by such Obligor to any Secured Party (including all Guaranteed Obligations and Warrant Obligations), any other indemnitee hereunder or any participant, arising out of, under, or in connection with, any Loan Document, whether direct or indirect (regardless of whether acquired by assignment), absolute or contingent, due or to become due, whether liquidated or not, now existing or hereafter arising and however acquired, and whether or not evidenced by any instrument or for the payment of money, including, without duplication, (i) if such Obligor is the Borrower, all Loans, (ii) all interest, whether or not accruing after the filing of any petition in bankruptcy or after the commencement of any insolvency, reorganization or similar proceeding, and whether or not a claim for post-filing or post-petition interest is allowed in any such proceeding, and (iii) all other fees, expenses (including fees, charges and disbursement of counsel), interest, commissions, charges, costs, disbursements, indemnities and reimbursement of amounts paid and other sums chargeable to such Obligor under any Loan Document; provided that, for all purposes of this Agreement and each Security Document, once all Obligations (other than Warrant Obligations and contingent obligations as to which no claims have been asserted) have been satisfied in full as provided in the applicable Loan Documents, Warrant Obligations shall cease to be Obligations hereunder or under any such Security Document.

“Obligor Intellectual Property” means Intellectual Property owned by or licensed to any of the Obligors.

“Obligors” means, collectively, the Borrower and the Subsidiary Guarantors and their respective successors and permitted assigns.

“One-Month LIBOR” means, with respect to any applicable Interest Period hereunder, the lesser of (i) 4.00% per annum and (ii) the one-month London Interbank Offered Rate for deposits in Dollars at approximately 11:00 a.m. (London, England time), as determined by the Lender from the appropriate Bloomberg or Telerate page selected by the Lender (or any successor thereto or similar source reasonably determined by the Lender from time to time), which shall be that one-month London Interbank Offered Rate for deposits in Dollars in effect two Business Days prior to the first day of such Interest Period rounded up to the nearest 1/100 of 1%. The Lender’s determination of interest rates shall be determinative in the absence of manifest error.

“Organic Document” means, for any Person, its certificate of incorporation, by-laws, certificate of partnership, partnership agreement, certificate of formation, limited liability company agreement, operating agreement and all shareholder agreements, voting trusts and similar arrangements applicable to such Person’s Equity Interests.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 5.04).

“Participant” has the meaning set forth in Section 14.05(e).

“Patents” is defined in the Security Agreement.

“Payment Date” means (i) the last day of each Interest Period and (ii) the Maturity Date.

“PBGC” means the United States Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Perfection Certificate” means a Perfection Certificate, dated as of the Closing Date, substantially in the form of Exhibit G.

“Permitted Acquisition” means any acquisition by the Borrower or any of its Subsidiaries, whether by purchase, merger or otherwise, of all or substantially all of the assets of, all of the Equity Interests of, or a business line or unit or a division of, any Person; provided that:

(a) immediately prior to, and after giving effect thereto, no Default shall have occurred and be continuing or would result therefrom;

(b) all transactions in connection therewith shall be consummated, in all material respects, in accordance with all Laws and in conformity with all applicable Governmental Approvals;

(c) in the case of the acquisition of all of the Equity Interests of such Person, all of the Equity Interests (except for any such Equity Interests in the nature of directors’ qualifying Equity Interest required pursuant to any Law) acquired, or otherwise issued by such Person or any newly formed Subsidiary of the Borrower in connection with such acquisition, shall be owned 100% by an Obligor or any other Subsidiary, and the Borrower shall have taken, or caused to be taken, as of the date such Person becomes a Subsidiary of the Borrower, each of the actions set forth in Section 8.12, if applicable;

(d) such Person (in the case of an acquisition of Equity Interests) or assets (in the case of an acquisition of assets or a division) (i) shall be engaged or used, as the case may be, in the same business or lines of business in which the Borrower and/or its Subsidiaries are engaged (including, without limitation, any dentistry related business) or (ii) shall have a similar customer base as the Borrower and/or its Subsidiaries;

(e) on a pro forma basis after giving effect to such acquisition, the Borrower and its Subsidiaries shall be in compliance with the financial covenants set forth in Section 10;

(f) the purchase price for such acquisition (i) when taken together with the purchase price for all other acquisitions consummated or effected in the prior 12-month period, does not exceed $10,000,000 in the aggregate, and (ii) when taken together with the purchase price for all other acquisitions consummated or effected since the Closing Date, does not exceed $15,000,000 in the aggregate (in each case, the purchase price being determined by including all deferred purchase price payments, whether in the form of earn-outs, post-closing adjustments, payment on seller notes or otherwise, to the extent actually paid or payable);

(g) the Borrower shall have provided the Lender with at least thirty (30) Business Days’ prior written notice of any such acquisition, together with summaries, prepared in reasonable detail, of all due diligence conducted by or on behalf of the Borrower or the applicable Subsidiary, as applicable, as of the date of such notice; and

(h) the Lender shall have received a certificate of a Responsible Officer of the Borrower (prepared in reasonable detail), certifying as to any contingent liabilities, prospective research and development costs associated with the Person or assets being acquired and any earn-outs, post-closing adjustments, payment on seller notes or similar obligations to be incurred in connection with such Permitted Acquisition.

“Permitted Cash Equivalent Investments” means (a) any readily-marketable securities (i) issued by, or directly, unconditionally and fully guaranteed or insured by the United States federal government or (ii) issued by any agency of the United States federal government the obligations of which are fully backed by the full faith and credit of the United States federal government, (b) any readily-marketable direct obligations issued by any other agency of the United States federal government, any state of the United States or any political subdivision of any such state or any public instrumentality thereof, in each case having a rating of at least “A-1” from S&P or at least “P-1” from Moody’s, (c) any commercial paper rated at least “A-1” by S&P or “P-1” by Moody’s and issued by any Person organized under the laws of any state of the United States, (d) any Dollar-denominated time deposit, insured certificate of deposit, overnight bank deposit or bankers’ acceptance issued or accepted by (i) any Lender or (ii) any commercial bank that is (A) organized under the laws of the United States, any state thereof or the District of Columbia, (B) “adequately capitalized” (as defined in the regulations of its primary federal banking regulators) and (C) has Tier 1 capital (as defined in such regulations) in excess of $500,000,000, (e) shares of any United States money market fund that (i) has substantially all of its assets invested continuously in the types of investments referred to in clause (a), (b), (c) or (d) above with maturities as set forth in the proviso below, (ii) has net assets in excess of $500,000,000 and (iii) has obtained from either S&P or Moody’s the highest rating obtainable for money market funds in the United States; provided, however, that the maturities of all obligations specified in any of clauses (a), (b), (c) or (d) above shall not exceed 365 days, and (f) with respect to Foreign Subsidiaries, in addition to the types of investments referred to in clauses (a), (b), (c), (d) and (e) above, investments denominated in the currency of the jurisdiction in which such Foreign Subsidiary is organized or has its principal place of business which are similar to the items specified in clauses (a), (b), (c), (d) and (e) above.

“Permitted Indebtedness” means any Indebtedness permitted under Section 9.01.

“Permitted Liens” means any Liens permitted under Section 9.02.

“Permitted Priority Liens” means (i) Liens permitted under Section 9.02(c), (d), (e), (f) or (i), and (ii) Liens permitted under Section 9.02(b); provided that such Liens are also of the type described in Section 9.02(c), (d), (e), (f) or (i).

“Permitted Refinancing” means, with respect to any Indebtedness, any extensions, renewals and replacements of such Indebtedness; provided that such extension, renewal or replacement (i) shall not increase the outstanding principal amount of such Indebtedness, (ii) contains terms relating to outstanding principal amount, amortization, maturity, collateral (if any) and subordination (if any), and other material terms taken as a whole no less favorable in any material respect to the Borrower and its Subsidiaries or the Secured Parties than the terms of any agreement or instrument governing such existing Indebtedness, (iii) shall have an applicable yield which does not exceed the yield of the Indebtedness being replaced by more than 2.00%, (iv) shall not contain any new requirement to grant any lien or security or to give any Guarantee that was not an existing requirement of such Indebtedness, and (v) after giving effect to such extension, renewal or replacement, no Default shall have occurred as a result thereof.

“Person” means any individual, corporation, company, voluntary association, partnership, limited liability company, joint venture, trust, unincorporated organization or Governmental Authority or other entity of whatever nature.

“PIK Interest” has the meaning set forth in Section 3.02(d).

“PIK Loan” has the meaning set forth in Section 3.02(d).

“PIPSTEK Unit Purchase Agreement” means that certain Unit Purchase Agreement dated December 20, 2016, by and between PIPSTEK, LLC, Endo 1, LLC and the Borrower (as amended, restated, or otherwise modified through the date hereof), a copy of which has been provided to the Lender prior to the Closing Date.

“Prepayment Date” has the meaning set forth in Section 3.03(a)(i).

“Prepayment Premium” means, with respect to any prepayment of the Loans pursuant to Section 3.03(a) or (b) occurring:

(i) on or prior to the first anniversary of the Closing Date, an amount equal to 4.00% of the aggregate outstanding principal amount of the Loans being prepaid on such Prepayment Date;

(ii) after the first anniversary of the Closing Date and on or prior to the second anniversary of the Closing Date, an amount equal to 2.00% of the aggregate outstanding principal amount of the Loans being prepaid on such Prepayment Date;

(iii) after the second anniversary of the Closing Date and on or prior to the third anniversary of the Closing Date, an amount equal to 1.00% of the aggregate outstanding principal amount of the Loans being prepaid on such Prepayment Date; and

(iv) after the third anniversary of the Closing Date, no Prepayment Premium will be payable.

“Product” means (i) those Devices set forth (and described in reasonable detail) on Schedule 2 attached hereto, and (ii) any current or future Device developed, manufactured, licensed, marketed, sold or otherwise commercialized by the Borrower or any of its Subsidiaries, including any such Device currently in development.

“Product Agreement” means, with respect to any Product, any Contract, license, document, instrument, interest (equity or otherwise) or the like under which one or more Persons grants or receives (i) any right, title or interest with respect to the Product Development and Commercialization Activities of any Product, or (ii) any right to exclude any other Person from engaging in, or otherwise restricting any right, title or interest as to, any Product Development and Commercialization Activities with respect to such Product, including any Contract with suppliers, manufacturers, distributors, clinical research organizations, hospitals, group purchasing organizations, wholesalers, pharmacies or any other Person related to such entity.

“Product Authorizations” means any and all Regulatory Approvals (including all applicable IDEs, 510(k)s, Product Standards, supplements, amendments, pre- and post- approvals, governmental price and reimbursement approvals and approvals of applications for regulatory exclusivity), clearances, licenses, notifications, registrations or authorizations of any Regulatory Authority necessary for the ownership, use or other commercialization of any Product or for any Product Development and Commercialization Activities with respect thereto in any country or jurisdiction.

“Product Development and Commercialization Activities” means, with respect to any Product, any combination of research, development, manufacture, importation, use, sale, storage, design, labeling, marketing, promotion, supply, distribution, testing, packaging, purchasing or other commercialization activities, receipt of payment in respect of any of the foregoing, or like activities the purpose of which is to commercially exploit such Product.

“Product Related Information” means, with respect to any Product, all Product Agreements, books, records, lists, ledgers, files, manuals, Contracts, correspondence, reports, plans, drawings, data and other information of every kind (in any form or medium), and all techniques and other know-how, owned or possessed by the Borrower or any of its Subsidiaries that is necessary or useful for any Product Development and Commercialization Activities relating to such Product, including (i) brand materials, packaging and other trade dress, customer targeting and other marketing, promotion and sales materials and information, referral, customer, supplier and other contact lists and information, product, business, marketing and sales plans, research, studies and reports, sales, maintenance and production records, training materials and other marketing, sales and promotional information, (ii) clinical data, information included or supporting any Product Authorization or other Regulatory Approval, any regulatory filings, updates, notices and correspondence (including adverse event and other pharmacovigilance and other post-marketing reports and information, etc.), technical information, product development and operational data and records, and all other documents, records, files, data and other information relating to product development, manufacture and use, (iii) litigation and dispute records, and accounting records; (iv) all documents, records and files relating to Intellectual Property, including all correspondence from and to third parties (including Intellectual Property counsel and patent, trademark and other intellectual property registries, including the U.S. Patent & Trademark Office), and (v) all other information, techniques and know-how necessary or useful in connection with the Product Development and Commercialization Activities for any Product.

“Product Standards” means all safety, quality and other specifications and standards applicable to any Product, including all medical device and other standards promulgated by Standards Bodies.

“Prohibited Payment” means any bribe, rebate, payoff, influence payment, kickback or other payment or gift of money or anything of value (including meals or entertainment) to any officer, employee or ceremonial office holder of any government or instrumentality thereof, political party or supra-national organization (such as the United Nations), any political candidate, any royal family member or any other person who is connected or associated personally with any of the foregoing that is prohibited under any Law for the purpose of influencing any act or decision of such payee in his official capacity, inducing such payee to do or omit to do any act in violation of his lawful duty, securing any improper advantage or inducing such payee to use his influence with a government or instrumentality thereof to affect or influence any act or decision of such government or instrumentality.

“Public Offering” means any sale of Equity Interests of a Person pursuant to an offering that is underwritten on a firm commitment basis by a nationally recognized investment banking firm and, as a result of which, such Person becomes subject to the reporting requirements of Section 13 or Section 15 of the Exchange Act immediately following such offering.

“Qualified Equity Interest” means, with respect to any Person, any Equity Interest of such Person that is not a Disqualified Equity Interest.

“Real Property Security Documents” means any Landlord Consents, Bailee Letters and any mortgage or deed of trust or any other real property security document executed or required hereunder to be executed by any Obligor and granting a security interest in real property owned or leased (as tenant) by any Obligor in favor of the Collateral Agent for the benefit of the Secured Parties.

“Recipient” means any Lender or any other recipient of any payment to be made by or on account of any Obligation.

“Redemption Price” has the meaning set forth in Section 3.03(a)(i).

“Referral Source” has the meaning set forth in Section 7.07(b).

“Register” has the meaning set forth in Section 14.05(d).

“Regulation T” means Regulation T of the Board of Governors of the Federal Reserve System, as amended.

“Regulation U” means Regulation U of the Board of Governors of the Federal Reserve System, as amended.

“Regulation X” means Regulation X of the Board of Governors of the Federal Reserve System, as amended.

“Regulatory Approvals” means any Governmental Approval relating to any Product or Product Development and Commercialization Activities, including all Product Authorizations held by any Obligor or any of their respective licensors, as applicable, or that are pending before the FDA or equivalent non-U.S. Governmental Entity with respect to the Products.

“Regulatory Authority” means any Governmental Authority (including the FDA and all equivalent Governmental Authorities having jurisdiction outside the U.S.) that is concerned with or has regulatory oversight with respect to the use, permitting, control, safety, efficacy, reliability, manufacturing, marketing, distribution, sale or other Product Development and Commercialization Activities relating to any Device, including any Product, of an Obligor.

“Related Fund” means any Fund that is administered or managed by (i) a Lender, (ii) an Affiliate of a Lender or (iii) an entity or an Affiliate of an entity that administers or manages a Lender.

“Related Parties” has the meaning set forth in Section 14.16.

“Required Lenders” means, at any time, Lenders holding more than 50% of the then aggregate unpaid principal amount of the Loans, or, if no such principal amount is then outstanding, Lenders having more than 50% of the aggregate Commitments.

“Responsible Officer” means, for any Person, each of the chief executive officer, president or chief financial officer of such Person.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interest of the Borrower or any of its Subsidiaries, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests of the Borrower or any of its Subsidiaries or any option, warrant or other right to acquire any such Equity Interests of the Borrower or any of its Subsidiaries.

“Restrictive Agreement” means any indenture, agreement, instrument or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of the Borrower or any of its Subsidiaries to create, incur or permit to exist any Lien upon any of its property or assets, except to the extent (i) existing on the date hereof and identified in Schedule 7.15 and any extensions, renewals and replacements thereof that do not expand the scope of the restrictive provisions contained therein, (ii) consisting of customary provisions in Contracts (including, without limitation, leases, licenses of Intellectual Property) restricting the assignment thereof, (iii) consisting of customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary or property pending such sale and (iv) imposed by any agreement relating to Permitted Indebtedness and secured by Permitted Liens with respect to the assets subject to such Liens; provided such restrictions and conditions apply only to the Subsidiary or property that is to be sold or (b) the ability of any Subsidiary to pay dividends or other distributions with respect to any shares of its Equity Interests, incur any Indebtedness, transfer any of its property to an Obligor or to make or repay loans or advances to the Borrower or any other Subsidiary or to Guarantee Indebtedness of the Borrower or any other Subsidiary, except to the extent existing on the date hereof and identified in Schedule 7.15 and any extensions, renewals and replacements thereof that do not expand the scope of the restrictive provisions contained therein.

“Revenue” means, for any relevant fiscal period, the consolidated net revenues of the Borrower and the Subsidiaries related to the sale of Products for such fiscal period generated from Product Development and Commercialization Activities in respect of Products, determined on a consolidated basis in accordance with GAAP, excluding any one-time payments (including license fees, milestones and other similar one-time payments) not related to the sale of Products.

“Revenue Covenant Cure” has the meaning set forth in Section 10.03.

“Sanction” means any international economic sanction administered or enforced by the United States Government (including, without limitation, OFAC), the United Nations Security Council, the European Union or its Member States, Her Majesty’s Treasury or other relevant sanctions authority.

“Secured Parties” means the initial Lender and any other Person that becomes a “Lender” hereunder, the Collateral Agent, each other Indemnified Party and any other holder of any Obligation.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Security Agreement” means the Security Agreement, dated as of the date hereof, among the Obligors and the Collateral Agent, granting a security interest in the Obligors’ personal property in favor of the Collateral Agent, for the benefit of the Secured Parties, and in substantially the form attached hereto as Exhibit H.

“Security Documents” means, collectively, the Security Agreement, each Short-Form IP Security Agreement, each Real Property Security Document, and each other security document, control agreement or financing statement required or recommended to perfect Liens in favor of the Secured Parties.

“Securities Account” has the meaning set forth in the Security Agreement.

“Short-Form IP Security Agreements” means short-form copyright, patent or trademark (as the case may be) security agreements, dated as of the date hereof and substantially in the form attached as Exhibits B, C, and D to the Security Agreement, entered into by one or more Obligors in favor of the Collateral Agent, for the benefit of the Secured Parties, each in form and substance reasonably satisfactory to the Lender (and as amended, modified or replaced from time to time).

“Shortfall Default” has the meaning set forth in Section 10.03.

“Solvent” means, with respect to any Person at any time, that (i) the present fair saleable value of the property of such Person is greater than the total amount of liabilities (including contingent liabilities) of such Person, (ii) the present fair saleable value of the property of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured and (iii) such Person has not incurred and does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature.

“Subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity of which Equity Interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held by the parent or one or more Subsidiaries of the parent or by the parent and one or more Subsidiaries of the parent.

“Subsidiary Guarantors” means each of the Subsidiaries of the Borrower identified under the caption “SUBSIDIARY GUARANTORS” on the signature pages hereto and each Subsidiary of the Borrower that becomes, or is required to become, a “Subsidiary Guarantor” after the date hereof pursuant to Section 8.12(a).

“S&P” means Standard & Poor’s Rating Services.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Technical Information” means all trade secrets and other proprietary or confidential information, public information, non-proprietary know-how, any information of a scientific, technical, or business nature in any form or medium, standards and specifications, conceptions, ideas, innovations, discoveries, Invention disclosures, all documented research, developmental, demonstration or engineering work and all other information, data, plans, specifications, reports, summaries, experimental data, manuals, models, samples, know-how, technical information, systems, methodologies, computer programs, information technology and any other information.

“Title IV Plan” means an employee benefit plan (as defined in Section 3(3) of ERISA) other than a Multiemployer Plan (i) that is or was at any time maintained or sponsored by the Borrower or any of its Subsidiaries or any ERISA Affiliate thereof or to which the Borrower or any of its Subsidiaries or any ERISA Affiliate thereof has ever made, or was obligated to make, contributions, and (ii) that is or was subject to Section 412 of the Code, Section 302 of ERISA or Title IV of ERISA.

“Trademarks” is defined in the Security Agreement.

“Transactions” means the execution, delivery and performance by each Obligor of this Agreement and the other Loan Documents to which such Obligor is intended to be a party, the Borrowings of the Loans and the use of the proceeds thereof, the granting and perfection of the Liens created under and pursuant to the Loan Documents, and all other transactions contemplated pursuant to this Agreement and the other Loan Documents.

“United States” or “U.S.” means the United States of America.

“U.S. Person” means a “United States Person” within the meaning of Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” has the meaning set forth in Section 5.03(e)(ii)(B)(3).

“UCC” means the Uniform Commercial Code as in effect in the applicable jurisdiction, as may be modified from time to time.

“Warrant” means, as the context may require, either the Closing Date Warrant, the Delayed Draw Date Warrant or both.

“Warrant Agreement” means a Warrant Certificate and Agreement in substantially the form of Exhibit I, by and between the Borrower and the Lender (or one or more Affiliates), pursuant to which a Warrant is issued.

“Warrant Obligations” means all Obligations of the Borrower arising out of, under or in connection with the Closing Date Warrant, Delayed Draw Date Warrant or both.

“Withdrawal Liability” means, at any time, any liability incurred (whether or not assessed) by any ERISA Affiliate and not yet satisfied or paid in full at such time with respect to any Multiemployer Plan pursuant to Section 4201 of ERISA.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

1.02 Accounting Terms and Principles

1.03 .

(a) Unless otherwise specified, all accounting terms used in each Loan Document shall be interpreted, and all accounting determinations and computations thereunder (including under Section 10 and any definitions used in such calculations) shall be made, in accordance with GAAP. Unless otherwise expressly provided, all financial covenants and defined financial terms shall be computed on a consolidated basis for the Borrower and its Subsidiaries, in each case without duplication.

(b) If at any time any change in GAAP or the application thereof would affect the computation of any financial term, covenant, ratio or requirement set forth in any Loan Document, and either the Borrower or the Lender shall so request, the Lender and the Borrower shall negotiate in good faith to amend such term, covenant, ratio or requirement to preserve the original intent thereof set forth in the applicable Loan Document in light of such change in GAAP or application thereof; provided that, until so amended, (i) such term, covenant, ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Lender financial statements, Compliance Certificates and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such term, covenant, ratio or requirement made before and after giving effect to such change in GAAP or application thereof.

(c) Notwithstanding anything to the contrary contained herein, any change to GAAP that would require operating leases to be treated similarly to Capital Lease Obligations shall not be given effect to the definition of Indebtedness or any related definitions or in the computation of any financial ratio or requirement hereunder.

1.03 Interpretation. For all purposes of this Agreement, except as otherwise expressly provided herein or unless the context otherwise requires,

(a) the terms defined in this Agreement include the plural as well as the singular and vice versa;

(b) words importing gender include all genders;

(c) any reference to a Section, Annex, Schedule or Exhibit refers to a Section of, or Annex, Schedule or Exhibit to, this Agreement;

(d) any reference to “this Agreement” refers to this Agreement, including all Annexes, Schedules and Exhibits hereto, and the words herein, hereof, hereto and hereunder and words of similar import refer to this Agreement and its Annexes, Schedules and Exhibits as a whole and not to any particular Section, Annex, Schedule, Exhibit or any other subdivision;

(e) references to days, months and years refer to calendar days, months and years, respectively;

(f) all references herein to “include” or “including” shall be deemed to be followed by the words “without limitation”;

(g) the word “from” when used in connection with a period of time means “from and including” and the word “until” means “to but not including”;

(h) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer broadly to any and all assets and properties, whether tangible or intangible, real or personal, including cash, Equity Interests, rights under Contractual obligations and permits and any right or interest in any such assets or property;

(i) the word “will” shall have the same meaning as the word “shall”;

(j) where any provision in this Agreement or any other Loan Document refers to an action to be taken by any Person, or an action which such Person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly;

(k) references to any Lien granted or created hereunder or pursuant to any other Loan Document securing any Obligations shall deemed to be a Lien for the benefit of the Secured Parties;

(l) references to organizational documents, agreements (including the Loan Documents) and other Contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto not prohibited by the Loan Documents; and

(m) accounting terms not specifically defined herein (other than “property” and “asset”) shall be construed in accordance with GAAP.

SECTION 2

THE COMMITMENT AND THE LOANS

2.01 Loans.

(a) On the terms and subject to the conditions of this Agreement, the Lender agrees to make the Initial Loan to the Borrower in a single Borrowing on the Closing Date.

(b) On the terms and subject to the conditions of this Agreement, the Lender agrees to make the Delayed Draw Loan to the Borrower in a single Borrowing on the Delayed Draw Date.

(c) No amounts paid or prepaid with respect to any Loan may be reborrowed.

(d) Any term or provision hereof (or of any other Loan Document) to the contrary notwithstanding, Loans made to the Borrower will be denominated solely in Dollars and will be repayable solely in Dollars and no other currency.

2.02 Borrowing Procedures.

(a) At least three (but not more than five) Business Days prior to the proposed Borrowing Date (or one Business Day with respect to the Borrowing on the Closing Date), the Borrower shall deliver to the Lender an irrevocable Borrowing Notice (which notice, if received by the Lender on a day that is not a Business Day or after 10:00 A.M. Eastern time on a Business Day, shall be deemed to have been delivered on the next Business Day).

(b) After receipt of a Borrowing Request, the Lender shall, on the applicable Borrowing Date and subject to the terms and conditions hereof, make the proceeds of the requested Loan available to the Borrower by wire transfer to the account the Borrower shall have specified in its Borrowing Request.

2.03 Notes. If requested by the Lender, the Loans shall be evidenced by one or more Notes. The Borrower shall prepare, execute and deliver to the Lender such promissory note(s) payable to the Lender (or, if requested by the Lender, to the Lender and its registered assigns) and substantially in the form attached hereto as Exhibit C. Thereafter, the Loans and interest thereon shall at all times (including after assignment pursuant to Section 14.05) be represented by one or more promissory notes in such form payable to the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

2.04 Use of Proceeds. The Borrower shall use the proceeds of the Loans for general business purposes, including the payment of fees and expenses associated with this Agreement.

SECTION 3

PAYMENTS OF PRINCIPAL AND INTEREST

3.01 Repayment. From the Closing Date until the third anniversary of the Closing Date, no scheduled repayment of the aggregate outstanding principal amount of the Loans shall be required. Thereafter, on the last Business Day of each calendar month following the third anniversary of the Closing Date, the Borrower shall make a scheduled principal payment of $300,000, with any remaining unpaid principal amount of the Loans to be payable in full and in cash on the Maturity Date. Except as earlier provided pursuant to Sections 3.03(b) and 11.02, the Borrower shall repay the entire outstanding balance of the Loans in full, in cash, on the Maturity Date.

3.02 Interest.

(a) Interest Generally. The outstanding principal amount of the Loans, as well as all other outstanding Obligations, shall accrue interest at the Interest Rate.

(b) Default Interest. Notwithstanding the foregoing, upon the occurrence and during the continuance of any Event of Default, the Applicable Margin shall increase automatically by 3.00% per annum (the Interest Rate, as increased pursuant to this Section 3.02(b), being the “Default Rate”). If any Obligation is not paid when due under any applicable Loan Document, the amount thereof shall accrue interest at the Default Rate until paid.

(c) Interest Payment Dates. Accrued interest on the Loans shall be payable in arrears on each Payment Date, and on any date of payment or prepayment of the Loans, in whole or in part (on the principal amount being so paid or prepaid); provided that interest payable at the Default Rate shall also be payable from time to time on demand by the Lender.

(d) PIK Interest Option. Any term or provision hereof to the contrary notwithstanding, all interest payable hereunder shall be payable in cash, except that, with respect to any Payment Date occurring on or prior to the third anniversary of the Closing Date, so long as no Event of Default has occurred and is continuing on such date, by delivery of written notice to the Collateral Agent not less than five (5) Business Days prior to such Payment Date, the Borrower may elect to pay a part of the interest accruing for the Interest Period ending on such Payment Date equal to 2.75% per annum “in kind” (“PIK Interest”); provided that (i) such election shall only relate to interest that (x) is due and payable on such Payment Date and (y) has accrued during the Interest Period ending on such Payment Date, and (ii) the remainder of any interest due and payable on such Payment Date will continue to be due and payable in cash on such date. To the extent the Borrower elects to pay PIK Interest pursuant to this Section 3.02(d) on any Payment Date, such PIK Interest shall be capitalized and added to the outstanding principal amount of the Loans on such Payment Date, and such PIK Interest shall be deemed to be a Loan made hereunder by the Lender (a “PIK Loan”). The aggregate principal amount of any PIK Loan will be equal to the amount of such PIK Interest elected to be paid “in kind” by the Borrower on the applicable Payment Date. For purposes of this Agreement and the other Loan Documents, each PIK Loan will bear interest (which shall be due and payable) in accordance with this Section 3. Notwithstanding anything to the contrary contained in this Agreement or in any other Loan Document, all interest must be paid in cash, irrespective of any election at any time by the Borrower to pay such interest in the form of PIK Interest if (x) any Default has occurred and is continuing on any Payment Date, or (y) the Payment Date occurs after the third anniversary of the Closing Date.

3.03 Prepayments.

(a) Optional Prepayments.

(i) Subject to prior written notice pursuant to clause (ii) below, the Borrower shall have the right to optionally prepay in whole or in part the outstanding principal amount of the Loans on any Business Day (a “Prepayment Date”); provided that, in addition to the amount of the Loans so prepaid, the Borrower will pay to the Lender the sum of (x) the applicable Prepayment Premium on the principal amount of the Loans being so prepaid and (y) any accrued but unpaid interest on such principal amount of the Loans being so prepaid (such aggregate principal amount of the Loans being prepaid, plus the sum of clauses (x) and (y) above, being, the “Redemption Price”).

(ii) A notice of optional prepayment shall be effective only if received by the Lender not later than 2:00 p.m. (Eastern time) on a date not less than three (nor more than five) Business Days prior to the proposed date of prepayment. Each notice of optional prepayment shall specify the Redemption Price and the principal amount to be prepaid, as well as the date of prepayment.

(b) Mandatory Prepayments. Upon the occurrence of (x) a Casualty Event which, when take together with all other Casualty Events occurring in any fiscal year, results in net insurance proceeds in excess of $250,000 in such fiscal year, or (y) an Asset Sale (not otherwise permitted by Section 9.09) which, when take together with all other such Asset Sales occurring in any fiscal year, results in net sale proceeds in excess of $250,000 in such fiscal year, the Borrower shall make a mandatory prepayment to the Lender in an amount equal to 100% of the net insurance or net sale proceeds, as the case may be, received by the Borrower in respect of the forgoing, which amount shall be applied as set forth in Section 3.03(c); provided that, so long as no Default shall have occurred and be continuing or shall result therefrom, the Borrower may use proceeds received in connection with any Casualty Event or Asset Sale, as the case may be, to acquire or repair fixed or capital assets useful in the Borrower’s or its Subsidiaries’ businesses, as long as such investment is made within six (6) months of such Casualty Event or Asset Sale, as the case may be, or nine (9) months of such Casualty Event or Asset Sale, as the case may be, so long as Borrower or its Subsidiaries has entered into a binding contract therefor within six (6) months of the Casualty Event or Asset Sale, as the case may be, in which case, no prepayment is required hereunder. Any term or provision hereof to the contrary notwithstanding, unless the Required Lenders otherwise consent in writing, no Asset Sale is permitted hereunder or under any other Loan Document other than as expressly permitted pursuant to Section 9.09.

(c) Application. All prepayments made pursuant to clauses (a) or (b) above shall be applied as follows:

(i) first, to the payment of any Obligations of the Obligors in respect of any costs or expenses referred to in Section 14.03 then due and owing until paid in full;

(ii) second, to the payment of any Obligations of the Obligors in respect of any unpaid interest and any fees (including the applicable Prepayment Premium) then due and owing until paid in full;

(iii) third, to the payment of any Obligations of the Obligors in respect of any amounts due and owing on account of the unpaid principal amount of the Loans until paid in full;

(iv) fourth, to the payment of any other Obligation then due and owing until paid in full; and

(v) fifth, to the Borrower or such other Persons as may lawfully be entitled to or directed by the Borrower to receive the remainder.

SECTION 4

PAYMENTS, ETC.

4.01 Payments.

(a) Payments Generally. Each payment of principal, interest and other amounts to be made by the Obligors under this Agreement or any other Loan Document shall be made in Dollars, in immediately available funds, without deduction, set off or counterclaim, to an account to be designated by the Lender by notice to the Borrower, not later than 2:00 p.m. (Eastern time) on the date on which such payment shall become due (each such payment made after such time on such due date to be deemed to have been made on the next succeeding Business Day).

(b) Application of Payments. Unless otherwise agreed by the Lender, all amounts received by the Lender in respect of the Obligations will be applied as set forth in Section 3.03(c).

(c) Non-Business Days. If the due date of any payment under this Agreement would otherwise fall on a day that is not a Business Day, such date shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall continue to accrue and be payable through the period of such extension.

4.02 Computations. All computations of interest and fees hereunder shall be computed on the basis of a year of 360 days and actual days elapsed during the period for which payable.

4.03 Set-Off.

(a) Set-Off Generally. Upon the occurrence and during the continuance of any Event of Default, the Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by the Lender and any of its Affiliates to or for the credit or the account of any Obligor against any and all of the Obligations, whether or not such Person shall have made any demand and although such obligations may be unmatured. The Lender agrees promptly to notify the Borrower after any such set-off and application; provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of the Lender and each of its Affiliates under this Section 4.03 are in addition to other rights and remedies (including other rights of set-off) that such Persons may have.

(b) Exercise of Rights Not Required. Nothing contained in Section 4.03(a) shall require the Lender and any of its Affiliates to exercise any such right or shall affect the right of such Persons to exercise, and retain the benefits of exercising, any such right with respect to any other indebtedness or obligation of any Obligor.

SECTION 5

YIELD PROTECTION, ETC.

5.01 Additional Costs.

(a) Change in Laws Generally. If, on or after the date hereof, the adoption of any Law, or any change in any Law, or any change in the interpretation or administration thereof by any court or other Governmental Authority charged with the interpretation or administration thereof, or compliance by the Lender (or its lending office) with any request or directive (whether or not having the force of law) of any such Governmental Authority, shall impose, modify or deem applicable any reserve (including any such requirement imposed by the Board of Governors of the Federal Reserve System), special deposit, contribution, insurance assessment or similar requirement, in each case that becomes effective after the date hereof, against assets of, deposits with or for the account of, or credit extended by, the Lender (or its lending office) or shall impose on the Lender (or its lending office) any other condition affecting the Loans or the Commitment, and the result of any of the foregoing is to increase the cost to the Lender of making or maintaining the Loans, or to reduce the amount of any sum received or receivable by the Lender under this Agreement or any other Loan Document, or subject the Lender to any Taxes on its Loan, Commitment or other obligations, or its deposits, reserves, other liabilities or capital (if any) attributable thereto by an amount deemed by the Lender to be material (other than (i) Indemnified Taxes, (ii) Taxes described in clause (ii) through (iv) of the definition of “Excluded Taxes”) and (iii) Connection Income Taxes, then the Borrower shall pay to the Lender within ten (10) Business Days following demand therefor such additional amount or amounts as will compensate the Lender for such increased cost or reduction.

(b) Change in Capital Requirements. If the Lender shall have determined that, on or after the date hereof, the adoption of any Law regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any Governmental Authority charged with the interpretation or administration thereof, or any request or directive regarding capital adequacy (whether or not having the force of law) of any such Governmental Authority, in each case that becomes effective after the date hereof, has or would have the effect of reducing the rate of return on capital of the Lender (or its parent) as a consequence of the Lender’s obligations hereunder or the Loans to a level below that which the Lender (or its parent) could have achieved but for such adoption, change, request or directive by an amount reasonably deemed by it to be material, then the Borrower shall pay to the Lender within ten (10) Business Days following demand therefor such additional amount or amounts as will compensate the Lender (or its parent) for such reduction.

(c) Notification by Lender. The Lender promptly will notify the Borrower in writing of any event of which it has knowledge, occurring after the date hereof, which will entitle the Lender to compensation pursuant to this Section 5.01. Such notice shall set forth in reasonable detail the calculation of the compensation being requested. Before giving any such notice pursuant to this Section 5.01(c) the Lender shall designate a different lending office if such designation (x) will, in the reasonable judgment of the Lender, avoid the need for, or reduce the amount of, such compensation and (y) will not, in the reasonable judgment of the Lender, be materially disadvantageous to the Lender. A certificate of the Lender claiming compensation under this Section 5.01, setting forth in reasonable detail the additional amount or amounts to be paid to it hereunder, shall be conclusive and binding on the Borrower in the absence of manifest error.

(d) Notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to constitute a change in Law for all purposes of this Section 5.01, regardless of the date enacted, adopted or issued.

5.02 Illegality. Notwithstanding any other provision of this Agreement, in the event that on or after the date hereof the adoption of or any change in any Law or in the interpretation or application thereof by any competent Governmental Authority shall make it unlawful for the Lender or its lending office to make or maintain the Loans (and, in the opinion of the Lender, the designation of a different lending office would either not avoid such unlawfulness or would be disadvantageous to the Lender), then the Lender shall promptly notify the Borrower thereof, following which (i) the Lender’s Commitment shall be suspended until such time as the Lender may again make and maintain the Loans hereunder and (ii) if such Law shall so mandate, the Loans shall be prepaid by the Borrower on or before such date as shall be mandated by such Law in an amount equal to the Redemption Price applicable on the date of such prepayment in accordance with Section 3.03(a).

5.03 Taxes.

(a) Payments Free of Taxes. Any and all payments to any Lender by or on account of any Obligation shall be made without deduction or withholding for any Taxes, except as required by any Law. If any Law (as determined in the good faith discretion of the Borrower) requires the deduction or withholding of any Tax from any such payment by an Obligor in respect of any Obligation, then such Obligor shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority Law and, if such Tax is an Indemnified Tax, then the sum payable by such Obligor shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 5) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b) Payment of Other Taxes by the Borrower. The Borrower shall timely pay to the relevant Governmental Authority in accordance with Law, or at the option of the applicable Lender, timely reimburse it for, Other Taxes.

(c) Evidence of Payments. As soon as practicable after any payment of Taxes by the Borrower to a Governmental Authority pursuant to this Section 5, the Borrower shall deliver to each applicable Recipient the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Recipient.

(d) Indemnification by the Borrower. The Borrower shall reimburse and indemnify each applicable Recipient, within ten (10) Business Days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 5) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by such applicable Recipient shall be conclusive absent manifest error

(e) Status of Lenders.

(i) Any Recipient that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower such properly completed and executed documentation reasonably requested by the Borrower as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, each applicable Recipient shall deliver such other documentation prescribed by Law as reasonably requested by the Borrower as will enable the Borrower to determine whether or not such Recipient is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 5.03(e)(ii)(A), (ii)(B), and (ii)(D)) shall not be required if in such Lender’s reasonable judgment such completion, execution or submission would subject such Recipient to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Recipient.

(ii) Without limiting the generality of the foregoing, in the event that the Borrower is a U.S. Person:

(A) any Recipient that is a U.S. Person shall deliver to the Borrower on or prior to the date on which such Recipient becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower), executed copies of IRS Form W-9 (or successor form) certifying that such Recipient is exempt from U.S. federal backup withholding tax;

(B) any non-U.S. Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower (in such number of copies as shall be requested by the recipient) on or prior to the date on which such non-U.S. Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower), whichever of the following is applicable:

(1) in the case of a non-U.S. Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E as applicable (or successor forms) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E as applicable (or successor forms) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2) executed copies of IRS Form W-8ECI (or successor form);

(3) in the case of a non-U.S. Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit D-1 to the effect that such non-U.S. Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the applicable the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E as applicable (or successor forms); or

(4) to the extent a non-U.S. Lender is not the beneficial owner, executed copies of IRS Form W-8IMY (or successor form), accompanied by IRS Form W-8ECI (or successor form), IRS Form W-8BEN or IRS Form W-8BEN-E (or successor form), a U.S. Tax Compliance Certificate, substantially in the form of Exhibit D-2 or D-3, IRS Form W-9 (or successor form), and/or other certification documents from each beneficial owner, as applicable; provided that if the non-U.S. Lender is a partnership and one (1) or more direct or indirect partners of such non-U.S. Lender are claiming the portfolio interest exemption, such non-U.S. Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit D-4 on behalf of each such direct and indirect partner on behalf of each such direct and indirect partner.

(C) any non-U.S. Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower (in such number of copies as shall be requested by the recipient) on or prior to the date on which such non-U.S. Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower), executed copies of any other form prescribed by Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by Law to permit the Borrower to determine the withholding or deduction required to be made; and

(D) any non-U.S. Lender shall deliver to the Borrower any forms and information necessary to establish that such non-U.S. Lender is not subject to withholding tax under FATCA.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower in writing of its legal inability to do so.

(f) Treatment of Certain Tax Benefits. If any party to this Agreement determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 5 (including by the payment of additional amounts pursuant to this Section 5), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 5 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 5.03(f), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this Section 5.03(f) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid. This Section 5.03(f) shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

5.04 Mitigation Obligations. If the Borrower is required to pay any Indemnified Taxes or additional amounts to any Recipient or to any Governmental Authority for the account of any Recipient pursuant to Section 5.01 or this Section 5.03, then such Recipient shall (at the request of the Borrower) use commercially reasonable efforts to designate a different lending office, if in existence, for funding or booking its Loans hereunder or to assign and delegate its rights and obligations hereunder to another of its offices, branches or Affiliates if, in the sole reasonable judgment of such Recipient, such designation or assignment and delegation would (i) eliminate or reduce amounts payable pursuant to Section 5.01 or this Section 5.03, as the case may be, in the future, (ii) not subject such Recipient to any unreimbursed cost or expense and (iii) not otherwise be disadvantageous to such Recipient. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Recipient in connection with any such designation or assignment and delegation.

5.05 Replacement of Lenders. If any Lender requests compensation under Section 5.01, or if the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of such Lender pursuant to Section 5.03 and, in each case, such Lender has declined or is unable to designate a different lending office in accordance with Section 5.04, or if any Lender is a Non-Consenting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Collateral Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 14.04), all, but not less than all, of its interests, rights (other than its existing rights to payments pursuant to Section 5.01 or Section 5.03) and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations; provided that:

(a) each Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees (including Prepayment Premiums) and all other amounts payable to it hereunder and under the other Loan Documents, as if such purchase and assignment was an optional prepayment pursuant to Section 3.03(a) hereof, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(b) in the case of any such assignment resulting from a claim for compensation under Section 5.01 or payments required to be made pursuant to Section 5.03 such assignment will only be permitted hereunder if it results in a reduction in such compensation or payments thereafter;

(c) such assignment does not conflict with applicable Law; and

(d) in the case of any assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

5.06 Survival. Each party’s obligations under this Section 5 shall survive the assignment of rights by, or the replacement of, a Lender, and the repayment, satisfaction or discharge of all Obligations under any Loan Document.

SECTION 6

CONDITIONS PRECEDENT

6.01 Conditions to the Borrowing of the Initial Loan. The obligation of the Lender to make the Initial Loan shall be subject to the execution and delivery of this Agreement by the parties hereto, the delivery of a Borrowing Notice as required pursuant to Section 2.02(a), and the prior or concurrent satisfaction of each of the conditions precedent set forth below in this Article.

(a) Officer’s Certificate, Etc. The Lender shall have received from each Obligor (i) a copy of a good standing certificate, dated a date reasonably close to the Closing Date, for each such Person and (ii) a certificate, dated as of the Closing Date, duly executed and delivered by such Person’s secretary, assistant secretary or a Responsible Officer of such Person as to:

(i) resolutions of each such Person’s Board then in full force and effect authorizing the execution, delivery and performance of each Loan Document to be executed by such Person and the Transactions;

(ii) the incumbency and signatures of those of its officers, managing member or general partner, as applicable, authorized to act with respect to each Loan Document to be executed by such Person; and

(iii) the full force and validity of each Organic Document of such Person and copies thereof;

upon which certificates the Lender may conclusively rely until it shall have received a further certificate of the secretary, assistant secretary or Responsible Officer of any such Person cancelling or amending the prior certificate of such Person.

(b) Closing Date Certificate. The Lender shall have received a certificate, dated as of the Closing Date (the “Closing Date Certificate”), substantially in the form of Exhibit J, duly executed and delivered by a Responsible Officer of the Borrower, in which certificate the Borrower shall agree and acknowledge, among other things, that the statements made therein shall be deemed to be true and correct representations and warranties of the Borrower as of such date, and, at the time such certificate is delivered, such statements shall in fact be true and correct, and such statements shall include that (i) both immediately before and after giving effect to the Initial Loan, (x) the representations and warranties set forth in each Loan Document shall, in each case, be true and correct in all material respects (except for any representation and warranty that is qualified by materiality or reference to Material Adverse Effect which such representation and warranty shall, in each case, be true and correct in all respects) and (y) no Default shall have then occurred and be continuing, or would result from the Initial Loan being advanced on the Closing Date and (ii) all of the conditions set forth in Section 6.01 have been satisfied. All documents and agreements required to be appended to the Closing Date Certificate, if any, shall be in form and substance reasonably satisfactory to the Lender, shall have been executed and delivered by the requisite parties, and shall be in full force and effect.

(c) Delivery of Note. The Lender shall have received a Note, dated as of the Closing Date, duly executed and delivered by a Responsible Officer of the Borrower.

(d) Financial Information, Etc. The Lender shall have received unaudited consolidated balance sheets of the Borrower and its Subsidiaries for the fiscal year ended December 31, 2016, and the related consolidated statements of income, shareholders’ equity and cash flows of the Borrower and its Subsidiaries for such fiscal year, prepared in accordance with GAAP consistently applied, together with a certificate of the chief financial officer of the Borrower stating that such financial statements fairly present in all material respects the financial condition of the Borrower and its Subsidiaries as at such date and the results of operations of the Borrower and its Subsidiaries for such fiscal year and have been prepared in accordance with GAAP consistently applied, subject to changes resulting from normal, year-end audit adjustments and except for the absence of notes.

(e) Pro Forma Balance Sheet. The Lender shall have received a pro forma consolidated balance sheet of the Borrower and its Subsidiaries as of the Closing Date, prepared in accordance with GAAP applied consistently with the Borrower’s previous audited financial statements, giving effect to the borrowing of the Initial Loan and the application of the proceeds thereof.

(f) Solvency Certificate. The Lender shall have received a Solvency Certificate, substantially in the form of Exhibit K, duly executed and delivered by the chief financial or accounting Responsible Officer of the Borrower, dated as of the Closing Date.

(g) Security Documents. The Lender shall have received executed counterparts of each Security Document (other than the Landlord Consent and the Account Control Agreement with respect to the investment accounts of the Borrower) and each other applicable Loan Document, dated as of the date hereof, duly executed and delivered by each Obligor, together with:

(i) delivery of all certificates (in the case of Equity Interests that are securities (as defined in the NYUCC)) evidencing the issued and outstanding Equity Interests owned by each Obligor that are required to be pledged under the Security Agreement, which certificates in each case shall be accompanied by undated instruments of transfer duly executed in blank, or, in the case of Equity Interests that are uncertificated securities (as defined in the NYUCC), confirmation and evidence reasonably satisfactory to the Lender that the security interest required to be pledged therein under the Security Agreement has been transferred to and perfected by the Secured Parties in accordance with Articles 8 and 9 of the NYUCC and all Laws otherwise applicable to the perfection of the pledge of such Equity Interests;

(ii) financing statements suitable in form for naming each Obligor as a debtor and the Collateral Agent as the secured party, or other similar instruments or documents to be filed under the UCC of all jurisdictions as may be necessary or, in the opinion of the Collateral Agent, desirable to perfect the security interests of the Secured Parties pursuant to the Security Agreement;

(iii) UCC-3 termination statements, if any, necessary to release all Liens and other rights of any Person in any collateral described in the Security Agreement previously granted by any Person;

(iv) evidence that all deposit accounts, lockboxes, disbursement accounts, investment accounts or other similar accounts of each Obligor (other than Excluded Deposit Accounts and the investment accounts of the Borrower) are Controlled Accounts; and

(v) evidence that all such Controlled Accounts are subject to one or more Account Control Agreements.

(h) Perfection Certificate. The Lender shall have received a Perfection Certificate, dated as of the Closing Date, duly executed and delivered by a Responsible Officer of the Borrower.

(i) Lien Searches. The Lender shall be satisfied with Lien searches regarding the Borrower and its Subsidiaries made within two Business Days prior to the Borrowing of the Initial Loan.

(j) Closing Date Warrant. The Lender shall have received an executed counterpart of (i) a Warrant Certificate and Agreement, dated as of the Closing Date, duly executed, delivered and validly issued by the Borrower, and (ii) the Closing Date Warrant.

(k) Insurance. The Lender shall have received certificates of insurance reflecting the insurance policies, evidencing coverage required to be maintained pursuant to each Loan Document. All such insurance policies required pursuant to this Section 6.01(k) shall (i) name the Collateral Agent as mortgagee (in the case of property insurance) or loss payee or additional insured (in the case of liability insurance), as applicable, and provide that no cancellation or modification of the policies will be made without the prior written consent of the Collateral Agent and (ii) be in addition to any requirements to maintain specific types of insurance contained in the other Loan Documents.

(l) Opinions of Counsel. The Lender shall have received one or more customary opinions (including from such local counsel as the Lender may determine, in its sole discretion, is reasonably necessary), each dated the Closing Date and addressed to the Lender, from independent legal counsel to the Borrower and the other Obligors, in form and substance reasonably acceptable to the Lender.

(m) Anti-Terrorism Laws. The Lender shall have received, as applicable, all documentation and other information required by bank regulatory authorities requested by the Lender at least five (5) Business Days prior to the Closing Date with respect to applicable “know your customer” and anti-money laundering rules and regulations, including the U.S.A. Patriot Act.

(n) Material Adverse Change. No Material Adverse Change shall have occurred since December 31, 2016.

(o) Satisfactory Legal Form. All documents executed or submitted pursuant hereto by or on behalf of each Obligor or any of its respective Subsidiaries shall be satisfactory in form and substance to the Lender and its counsel, and the Lender and its counsel shall have received all information, approvals, resolutions, opinions, documents or instruments as the Lender or its counsel may reasonably request.

(p) Closing Fees, Expenses, Etc. (i) The Lender shall have received a $150,000 closing fee which shall be paid by way of the Lender retaining such amount from the proceeds of the Initial Loan, and (ii) each of the Collateral Agent and the Lender shall have received all fees, costs and expenses due and payable pursuant to Section 14.03, including all reasonable closing costs and fees and all unpaid reasonable expenses of the Lender incurred in connection with the Transactions (including the Lender’s legal fees and expenses).

(q) Payoff Letters. The Lender shall have received one or more executed payoff letters terminating the Loan and Security Agreement dated as of December 31, 2013 (as amended, restated or otherwise modified from time to time) among Oxford Finance LLC, as collateral agent for the lenders party thereto, the lenders party thereto and the Borrower, in form and substance reasonably acceptable to it.

6.02 Conditions to the Borrowing of the Delayed Draw Loan. The obligation of the Lender to make the Delayed Draw Loan shall be subject to the prior making of the Initial Loan, the delivery of a Borrowing Notice for such Delayed Draw Loan as required pursuant to Section 2.02(a), and the satisfaction of each of the conditions precedent set forth below in this Section 6.02.

(a) Delayed Draw Date. The Delayed Draw Date shall have occurred on or before December 22, 2017.

(b) Delayed Draw Certificate. The Lender shall have received a certificate, dated as of the Delayed Draw Date and in form reasonably satisfactory to the Lender (the “Delayed Draw Certificate”), duly executed and delivered by a Responsible Officer of the Borrower, in which certificate the Borrower shall agree and acknowledge, among other things, that the statements made therein shall be deemed to be true and correct representations and warranties of the Borrower as of such date, and, at the time such certificate is delivered, such statements shall in fact be true and correct, and such statements shall include that (i) both immediately before and after giving effect to the Delayed Draw Loan (x) the representations and warranties set forth in this Agreement and each other Loan Document shall, in each case, be true and correct in all material respects (except for any representation and warranty that is qualified by materiality or reference to Material Adverse Effect which such representation and warranty shall, in each case, be true and correct in all respects) and (y) no Default shall have then occurred and be continuing, or would result from the Delayed Draw Loan to be advanced on the Delayed Draw Date, and (ii) all of the conditions set forth in Section 6.02 have been satisfied; provided that, with respect to the certification referenced in clause (x) above relating to representations and warranties set forth in this Agreement or any other Loan Document, (1) references in such representations and warranties to “the Closing Date” or “the date hereof” shall be deemed to be references to “the Delayed Draw Date”, and (2) the Borrower may supplement the Schedules hereto and the other Loan Documents as reasonably necessary in order for such certification to be true and correct; provided that no such supplement shall be permitted in the event that the Lender reasonably determines that the circumstance or event necessitating such supplement constituted a Material Adverse Effect or (with respect to any supplement that does not reflect a transaction permitted pursuant to this Credit Agreement) was otherwise materially adverse to the interests of the Lender under the Loan Documents. All documents and agreements required to be appended to the Delayed Draw Certificate, if any, shall be in form and substance reasonably satisfactory to the Lender, shall have been executed and delivered by the requisite parties, and shall be in full force and effect.

(c) Delivery of Note. The Lender shall have received a Note, dated as of the Delayed Draw Date, duly executed and delivered by a Responsible Officer of the Borrower.

(d) Pro Forma Balance Sheet. The Lender shall have received a pro forma consolidated balance sheet of the Borrower and its Subsidiaries as of the Delayed Draw Date, prepared in accordance with GAAP applied consistently with the Borrower’s previous audited financial statements, giving effect to the borrowing of the Delayed Draw Loan and the application of the proceeds thereof.

(e) Delayed Draw Date Warrant. The Lender shall have received an executed counterpart of (i) a Warrant Certificate and Agreement, dated as of the Delayed Draw Date, duly executed, delivered and validly issued by the Borrower, and (ii) the Delayed Draw Date Warrant.

(f) Perfection Certificate. The Lender shall have received (i) an updated Perfection Certificate, dated as of the Delayed Draw Date, that is true and correct as of the Delayed Draw Date, duly executed and delivered by a Responsible Officer of the Borrower, or (ii) a certificate duly executed and delivered by a Responsible Officer of the Borrower certifying that the information disclosed in the Perfection Certificate delivered pursuant to Section 6.01(h) remains true, correct and complete in all material respects (except for any representation and warranty that is qualified by materiality or reference to Material Adverse Effect which such representation and warranty shall, in each case, be true and correct in all respects) as of the Delayed Draw Date; provided that each reference therein to the Closing Date shall be deemed to refer to the Delayed Draw Date and each reference to the Initial Loan shall be deemed to refer to the Delayed Draw Loan.

(g) Lien Searches. The Lender shall be satisfied with Lien searches regarding the Borrower and its Subsidiaries made within two Business Days prior to the Borrowing of the Delayed Draw Loan.

(h) Material Adverse Change. No Material Adverse Change shall have occurred since December 31, 2016.

(i) Satisfactory Legal Form. All documents executed or submitted pursuant hereto by or on behalf of the Borrower or any of its Subsidiaries shall be reasonably satisfactory in form and substance to the Lender and its counsel, and the Lender and its counsel shall have received all information, approvals, resolutions, opinions, documents or instruments as the Lender or its counsel may reasonably request.

(j) Fees, Expenses, Etc. (i) The Lender shall have received a $150,000 delayed draw fee, and (ii) each of the Collateral Agent and the Lender shall have received all fees, costs and expenses due and payable pursuant to Section 14.03 (including the Lender’s legal fees and expenses).

SECTION 7

REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Lender that:

7.01 Power and Authority. Each of the Borrower and its Subsidiaries (i) is duly organized and validly existing under the Laws of its jurisdiction of organization, (ii) has all requisite corporate or other power, and has all Governmental Approvals necessary to own its assets and carry on its business as now being or as proposed to be conducted, except to the extent that failure to have the same could not reasonably be expected to have a Material Adverse Effect, (iii) is qualified to do business and is in good standing in all jurisdictions in which the nature of the business conducted by it makes such qualification necessary and where failure so to qualify (either individually or in the aggregate) could reasonably be expected to have a Material Adverse Effect, and (iv) has full power, authority and legal right to enter into and perform its obligations under each of the Loan Documents to which it is a party and, in the case of the Borrower, to borrow the Loans hereunder.

7.02 Authorization; Enforceability. The Transactions are within each Obligor’s corporate or other powers and have been duly authorized by all necessary corporate or other action and, if required, by all necessary shareholder action. Each Loan Document to which such Obligor is a party has been duly executed and delivered by each Obligor and constitutes, and each of the other Loan Documents to which such Obligor is a party when executed and delivered after the date hereof by such Obligor will constitute, a legal, valid and binding obligation of such Obligor, enforceable against such Obligor in accordance with its terms, except as such enforceability may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or similar Laws of general applicability affecting the enforcement of creditors’ rights and (ii) the application of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

7.03 Governmental and Other Approvals; No Conflicts. The Transactions (i) do not require any Governmental Approval of, registration or filing with, or any other action by, any Governmental Authority or any third party, except for (x) such as have been obtained or made and are in full force and effect and (y) filings and recordings in respect of the Liens created pursuant to the Security Documents, (ii) will not violate any Law or the Organic Documents of any Obligor or any of its Subsidiaries or any order of any Governmental Authority, other than any such violations that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect, (iii) will not violate or result in a default under any indenture, agreement or other instrument in respect of Indebtedness for borrowed money or equivalent binding upon any Obligor or any of its Subsidiaries or assets, or give rise to a right thereunder to require any payment to be made by any such Person except as could not reasonably expected to result in an Event of Default, and (iv) will not result in the creation or imposition of any Lien (other than Permitted Liens) on any asset of any Obligor or any of its Subsidiaries.

7.04 Financial Statements; Material Adverse Change.

(a) Financial Statements. The Borrower has heretofore furnished to the Lender certain consolidated financial statements as provided for in Section 8.01. Such financial statements, and all other financial statements delivered by the Borrower to the Lender (whether prior to the Closing Date or otherwise) present fairly, in all material respects, the consolidated financial position and results of operations and cash flows of the Borrower and its Subsidiaries as of such dates and for such periods in accordance with GAAP, subject to year-end audit adjustments and the absence of footnotes in the case of the statements of the type described in Section 8.01(c). Neither the Borrower nor any of its Subsidiaries has any material contingent liabilities or unusual forward or long-term commitments not disclosed in the aforementioned financial statements.

(b) No Material Adverse Change. Since December 31, 2016, there has been no Material Adverse Change.

7.05 Properties.

(a) Property Generally. Each Obligor and each of its Subsidiaries has good and marketable fee simple title to, or valid leasehold interests in, all its real and personal property material to its business, subject only to Permitted Liens and except for minor defects in title that (i) do not interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes and (ii) could not reasonably be expected to prevent or interfere with the ability of any Obligor or any of its Subsidiaries to conduct any Product Development and Commercialization Activities with respect to any of its Products.

(b) Intellectual Property.

(i) Schedule 7.05(b) contains, with respect to Obligor and each of its Subsidiaries:

(A) a complete and accurate list of all applied for or registered or issued Patents, including the jurisdiction and patent number;

(B) a complete and accurate list of all applied for or registered Trademarks, including the jurisdiction, trademark application or registration number and the application or registration date; and

(C) a complete and accurate list of all applied for or registered Copyrights.

(ii) Each Obligor is the absolute beneficial owner of all right, title and interest in and to the Material Intellectual Property that it owns, with no breaks in chain of title with good and marketable title, free and clear of any Liens or Claims of any kind whatsoever other than Permitted Liens, and each Obligor has the right to use all Material Intellectual Property. Without limiting the foregoing, and except as set forth in Schedule 7.05(b):

(A) other than with respect to the Material Agreements, or as permitted by Section 9.09, no Obligor nor any of its Subsidiaries has transferred ownership of Material Intellectual Property, in whole or in part, to any Person who is not an Obligor;

(B) other than (i) the Material Agreements, (ii) customary restrictions in in-bound licenses of Intellectual Property and non-disclosure agreements, or (iii) as would have been or is permitted by Section 9.09, there are no judgments, covenants not to sue, permits, grants, licenses, Liens (other than Permitted Liens), Claims, or other Contracts relating to any Material Intellectual Property, including any development, submission, services, research, license or support agreements, which bind, obligate or otherwise restrict in any material manner any Obligor or any of its Subsidiaries with respect to any such Material Intellectual Property;

(C) neither the use by any Obligor or any of its Subsidiaries of any of such Person’s Material Intellectual Property, nor the operations by any such Person of its business, violates, infringes or interferes with or constitutes a misappropriation of any valid rights arising under any Intellectual Property of any other Person;

(D) there are no pending or, to the Borrower’s best knowledge, threatened Claims against any Obligor or any of its Subsidiaries asserted by any other Person relating to such Obligor’s or such Subsidiary’s Material Intellectual Property, including any Claims of adverse ownership, invalidity, infringement, misappropriation, violation or other opposition to or conflict with such Material Intellectual Property; no Obligor nor any Subsidiary of such Obligor has received any written notice from any Person that such Obligor’s or such Subsidiary’s business, the use of such Obligor’s or such Subsidiary’s Material Intellectual Property, or the manufacture, use or sale of any Product or the performance of any service by any such Person infringes upon, violates or constitutes a misappropriation of, or may infringe upon, violate or constitute a misappropriation of, or otherwise interfere with, any other Intellectual Property of any other Person;

(E) except as set forth on Schedule 7.06(a), no Material Intellectual Property is being infringed, violated, misappropriated or otherwise used by any other Person without the express authorization of the Borrower, and without limiting the foregoing, except as set forth in Schedule 7.06(a), no Obligor nor any of its Subsidiaries has put any other Person on notice of actual or potential infringement, violation or misappropriation of any of the Material Intellectual Property; no Obligor nor any of its Subsidiaries has initiated the enforcement of any Claim with respect to any of the Material Intellectual Property;

(F) to the best of the Borrower’s knowledge, all relevant current and former employees and contractors of and Obligor and each of its Subsidiaries have executed written confidentiality and invention assignment Contracts with the Borrower that irrevocably assign to the Borrower or its designee all of their rights to any Inventions relating to the Borrower’s business;

(G) the Obligor Intellectual Property is all the Intellectual Property necessary for the operation of the Borrower’s consolidated business as it is currently conducted or as currently contemplated to be conducted;

(H) each Obligor and each of its Subsidiaries has taken reasonable precautions to protect the secrecy, confidentiality and value of its Material Intellectual Property consisting of trade secrets and confidential information;

(I) each Obligor and each of its Subsidiaries has delivered to the Lender accurate and complete copies of all Material Agreements relating to the Material Intellectual Property; and

(J) there are no pending or, to the best of the Borrower’s knowledge, threatened Claims against the Obligors or any of their Subsidiaries asserted by any other Person relating to the Material Agreements, including any Claims of breach or default under such Material Agreements.

(iii) With respect to the Material Intellectual Property consisting of Patents, except as set forth in Schedule 7.05(b), and without limiting the representations and warranties in Section 7.05(b)(ii):

(A) each of the issued claims in such Patents is valid and enforceable;

(B) the named inventors claimed in such Patents have executed written Contracts with the Borrower or its predecessor-in-interest that properly and irrevocably assign to the Borrower or such predecessor-in-interest all of their rights, title and interest to any of the Inventions claimed in such Patents to the extent permitted by Laws;

(C) none of the Patents, or the Inventions claimed in them, have been dedicated to the public except as a result of intentional decisions made by the Borrower or its predecessor-in-interest;

(D) all prior art material to the Patents listed on Schedule 7.05(b) was adequately disclosed to or considered by the respective patent offices during prosecution of such Patents to the extent required by Laws;

(E) subsequent to the issuance of such Patents, neither any Obligor nor any of its Subsidiaries, nor any of their respective predecessors in interest, have filed any disclaimer or filed any other voluntary reduction in the scope of the Inventions claimed in such Patents;

(F) except as expressly indicated on Schedule 7.05(b), no allowable or allowed subject matter of such Patents is subject to any competing conception claims of allowable or allowed subject matter of any patent applications or patents of any third party and have not been the subject of any interference, re-examination, opposition or any other post-grant proceedings, nor is there basis for any such interference, re-examination, opposition or any other post-grant proceedings;

(G) no such Patents have ever been finally adjudicated to be invalid, unpatentable or unenforceable for any reason in any administrative, arbitration, judicial or other proceeding, and, with the exception of publicly available documents in the applicable patent office recorded with respect to any Patents, no Obligor nor any of its Subsidiaries has received any notice asserting that such Patents are invalid, unpatentable or unenforceable; if any of such Patents is terminally disclaimed to another patent or patent application, all patents and patent applications subject to such terminal disclaimer are included in the Collateral;

(H) no Obligor nor any of its Subsidiaries has received an opinion, whether preliminary in nature or qualified in any manner, which concludes that a challenge to the validity or enforceability of any of such Patents is more likely than not to succeed;

(I) no Obligor nor any of its Subsidiaries has any knowledge that it or any prior owner of such Patents or their respective agents or representatives have engaged in any conduct, or omitted to perform any necessary act, the result of which would invalidate or render unpatentable or unenforceable any such Patents; and

(J) except as expressly indicated on Schedule 7.05(b), all maintenance fees, annuities, and the like due or payable on the Patents have been timely paid or the failure to so pay was the result of an intentional decision by the applicable Obligor or its Subsidiary or would not reasonably be expected to result in a Material Adverse Change.

(c) Material Intellectual Property. Schedule 7.05(c) sets forth an accurate list of the Obligor Intellectual Property that is material to the Borrower’s current consolidated business with an indication as to whether the applicable Obligor owns or has an exclusive or non-exclusive license to such Obligor Intellectual Property.

7.06 No Actions or Proceedings.

(a) Litigation. There is no litigation, investigation or proceeding pending or, to the best knowledge of the Borrower, threatened with respect to the Borrower of any of its Subsidiaries by or before any Governmental Authority or arbitrator (i) that either individually or in the aggregate could reasonably be expected to have a Material Adverse Effect, except as specified in Schedule 7.06(a) or (ii) that involves this Agreement or the Transactions.

(b) Environmental Matters. The operations and property of the Borrower and its Subsidiaries comply with all applicable Environmental Laws, except to the extent the failure to so comply (either individually or in the aggregate) could not reasonably be expected to have a Material Adverse Effect.

(c) Labor Matters. There are no strikes, lockouts or other material labor disputes against the Borrower or any of its Subsidiaries or, to the best knowledge of the Borrower, threatened against or affecting the Borrower or any such Subsidiary, and no material unfair labor practice complaint is pending against the Borrower or any such Subsidiary or, to the best knowledge of the Borrower, threated against any of them before any Governmental Authority. Except as set forth on Schedule 7.06(c), neither the Borrower nor any of its Subsidiaries is a party to any collective bargaining agreements or Contracts, no union representation exists on any facilities of the Borrower or any of its Subsidiaries and, to the best knowledge of the Borrower, no union organizing activities are taking place in respect thereof.

7.07 Compliance with Laws and Agreements.

(a) Each of the Obligors and its Subsidiaries is in compliance in all material respects with all Laws and all Material Agreements binding upon it or its property; provided that, for purposes of this Section 7.07, the term “property” shall not include any Obligor Intellectual Property, which is covered by Section 7.05.

(b) Any physician, other licensed healthcare professional, or any other Person who is in a position to refer patients or other business to any Obligor or any of its Subsidiaries (collectively, a “Referral Source”) who has a direct ownership, investment, or financial interest in such Obligor or such Subsidiary paid fair market value for such ownership, investment or financial interest; any ownership or investment returns distributed to any Referral Source is in proportion to such Referral Source’s ownership, investment or financial interest; and no preferential treatment or more favorable terms were or are offered to such Referral Source compared to investors or owners who are not in a position to refer patients or other business. No Obligor, nor any of its respective Subsidiaries, directly or indirectly, has Guaranteed any Indebtedness, made a payment toward any Indebtedness or otherwise subsidized any Indebtedness for any Referral Source including, without limitation, any Indebtedness related to financing the Referral Source’s ownership, investment or financial interest in such Obligor or such Subsidiary.

(c) Without limiting the generality of the foregoing, except where noncompliance individually or in the aggregate would not reasonably be expected to result in a Material Adverse Effect:

(i) all financial relationships between or among any Obligor or any of its Subsidiaries, on the one hand, and any Referral Source, on the other hand (i) comply with all applicable Healthcare Laws including, without limitation, the Federal Anti-Kickback Statute, the Stark Law and applicable state antikickback and self-referral laws; (ii) reflect fair market value, have commercially reasonable terms and were negotiated at arm’s length; and (iii) do not obligate the Referral Source to purchase, use, recommend or arrange for the use of any products or services of any Obligor or any of its respective Subsidiaries; and

(ii) each Obligor and each of its Subsidiaries has implemented policies and procedures to monitor, collect, and report, any payments or transfers of value to certain healthcare providers and teaching hospitals, in accordance with industry standards and the Affordable Care Act of 2010 and its implementing regulations and any applicable state disclosure and transparency laws.

(d) The Obligors and their Subsidiaries are in compliance in all material respects with 21 CFR §§210-211 and 21 CFR §§600-610.

7.08 Taxes. Except as set forth on Schedule 7.08, the Borrower and each of its Subsidiaries has timely filed or caused to be filed all material Tax returns and reports required to have been filed and has paid or caused to be paid all material Taxes required to have been paid by it, except such Taxes that are being contested in good faith by appropriate proceedings and for which the Borrower has set aside on its books adequate reserves with respect thereto in accordance with GAAP.

7.09 Full Disclosure. To the best knowledge of the Borrower, none of the representations or warranties made by any Obligor in any of the Loan Documents to which it is a party, as of the date such representations and warranties are made or deemed made, and none of the statements contained in any exhibit, report, statement or certificate furnished by or on behalf of any Obligor in connection with the Loan Documents, contains any untrue statement of a material fact or omits any material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they are made, misleading as of the time when made or delivered.

7.10 Regulation.

(a) Investment Company Act. Neither the Borrower nor any of its Subsidiaries is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.

(b) Margin Stock. Neither the Borrower nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose, whether immediate, incidental or ultimate, of buying or carrying Margin Stock, and no part of the proceeds of the Loans will be used to buy or carry any Margin Stock in violation of Regulation T, U or X.

7.11 Solvency. The Borrower is (and, immediately after giving effect to any Borrowing and the use of proceeds thereof, will be) Solvent. The Obligors, taken as a whole, are (and, immediately after giving effect to the Borrowing and the use of proceeds thereof, will be) Solvent.

7.12 Equity Holders; Subsidiaries and Investments.

(a) The capitalization table of the Borrower provided to the Lender prior to the Closing Date contains a complete and correct list of all holders of Equity Interests of the Borrower, setting forth the name of such Holder, the series of class of Equity Interest of the Borrower held by such Holder, and the fully-diluted percentage ownership of the Borrower held beneficially by such Holder.

(b) Set forth on Schedule 7.12(b) is a complete and correct list of all direct and indirect Subsidiaries of the Borrower. Each such Subsidiary is duly organized and validly existing under the jurisdiction of its organization shown in said Schedule 7.12(b), and the percentage ownership by the Borrower (or any of its Subsidiaries) of each such Subsidiary is as shown in said Schedule 7.12(c).

(c) Set forth on Schedule 7.12(c) is a complete and correct list of all other Equity Interests held by each Obligor in any Person that is not a direct or indirect Subsidiary of the Borrower. Such Schedule 7.12(c) also sets forth, in reasonable detail, the type of Equity Interest held by each such Obligor in such Person and the fully-diluted percentage ownership held beneficially by such Obligor in such Person.

7.13 Indebtedness. The pro forma balance sheets delivered pursuant to Section 6.01(e) and, if the Delayed Draw Loan is made, 6.02(d), each set forth a complete and correct list of all outstanding Indebtedness of the Borrower and each of its Subsidiaries outstanding as of the date of such balance sheet.

7.14 Material Agreements. Set forth on Schedule 7.14 is a complete and correct list of (i) each Material Agreement and (ii) each Contract creating or evidencing any Material Indebtedness. Neither the Borrower nor any of its Subsidiaries is in material default under any such Material Agreement or Contract creating or evidencing any Material Indebtedness. Except as otherwise disclosed on Schedule 7.14, all material vendor purchase Contracts and provider Contracts of the Borrower and each of its Subsidiaries are in full force and effect without material modification from the form in which the same were disclosed to the Lender.

7.15 Restrictive Agreements. Neither the Borrower nor any of its Subsidiaries is subject to any Restrictive Agreement, except those listed on Schedule 7.15 or otherwise permitted under Section 9.11.

7.16 Real Property. Neither the Borrower nor any of its Subsidiaries owns or leases (as tenant thereof) any real property, except as described on Schedule 7.16.

7.17 Pension Matters. Each Benefit Plan, and each trust thereunder, intended to qualify for tax exempt status under Section 401 or 501 of the Code or other Laws so qualifies. Each Benefit Plan is in material compliance with applicable provisions of ERISA, the Code and other Laws; there are no existing or pending (or, to the best knowledge of the Borrower, threatened) Claims (other than routine Claims for benefits in the normal course), sanctions, actions, lawsuits or other proceedings or investigations involving any Benefit Plan to which any Obligor or Subsidiary thereof incurs or otherwise has or could have an obligation or any liability or Claim which would result in a material liability. The Borrower and each of its ERISA Affiliates has met all applicable requirements under the ERISA Funding Rules with respect to each Title IV Plan, and no waiver of the minimum funding standards under the ERISA Funding Rules has been applied for or obtained. As of the most recent valuation date for any Title IV Plan, the funding target attainment percentage (as defined in Section 430(d)(2) of the Code) is at least 60%, and neither the Borrower nor any of its ERISA Affiliates knows of any facts or circumstances that could reasonably be expected to cause the funding target attainment percentage to fall below 60% as of the most recent valuation date. As of the date hereof, no ERISA Event has occurred in connection with which material obligations and liabilities (contingent or otherwise) remain outstanding and, to the best knowledge of the Borrower, no ERISA Event could reasonably be expected to occur that would result in a material liability. No ERISA Affiliate would have any material Withdrawal Liability as a result of a complete withdrawal from any Multiemployer Plan on the date this representation is made.

7.18 Collateral; Security Interest. Each Security Document is effective to create in favor of the Secured Parties legal, valid and enforceable security interests in the Collateral subject thereto to the extent required by the applicable Security Document, which security interests are, to the extent required by the Security Documents, perfected and first-priority (subject only to Permitted Priority Liens).

7.19 Regulatory Approvals.

(a) Each Obligor and each of its Subsidiaries holds, either directly or through licensees and agents, all Regulatory Approvals and Product Authorizations necessary or required for such Obligor and its Subsidiaries to conduct its operations and businesses in the manner currently conducted, including all Product Development and Commercialization Activities related thereto.

(b) Set forth on Schedule 7.19(b) is a complete and accurate list as of the date hereof of all material Regulatory Approvals relating to each Obligor and each of its Subsidiaries, the conduct of their business (including all Product Development and Commercialization Activities) and each of their Products (on a per Product basis). All such material Regulatory Approvals are (i) legally and beneficially owned or held exclusively by such Obligors or such Subsidiary, as the case may be, free and clear of all Liens other than Permitted Liens, (ii) validly registered and on file with the applicable Governmental Authority, in material compliance with all registration, filing and maintenance requirements (including any fee requirements) thereof, and (iii) in good standing, valid and enforceable with the applicable Governmental Authority in all material respects.

(c) (i) All material regulatory filings, notices, registrations, listings, reports and similar items required to be filed or made by any Regulatory Authority or in respect of any Regulatory Approval or Product Authorization with respect to any Product or any Product Development and Commercialization Activities have been made, and all such filings are complete and correct in all material respects and have complied in all material respects with all Laws, (ii) all clinical and pre-clinical trials, if any, of investigational Products have been and are being conducted by each Obligor according to all Laws in all material respects along with appropriate monitoring of clinical investigator trial sites for their compliance, and (iii) each Obligor has disclosed to the Lender all such material regulatory filings and all material communications between representatives of each Obligor and any Regulatory Authority.

(d) Each Obligor and, to the best knowledge of the Borrower, each agent of any Obligor are in compliance in all material respects with all applicable Laws (including all Regulatory Approvals and Product Authorizations) with respect to each Product and all Product Development and Commercialization Activities related thereto.

(e) Except as set forth on Schedule 7.19(e), and without limiting the generality of any other representation or warranty made by any Obligor hereunder or under any other Loan Document: (i) all Products and all Product Development and Commercialization Activities comply in all material respects with (A) all applicable Laws of the FDA and each other applicable Regulatory Authority, whether U.S. or non-U.S., and (B) all Product Authorizations and other Regulatory Authorizations; (ii) no Obligor, nor any of its Subsidiaries nor, to the best knowledge of the Borrower, any of their respective agents, suppliers, licensors or licensees have received any inspection reports, warning letters or notices or similar documents with respect to any Product or any Product Development and Commercialization Activities from any Regulatory Authority within the last three (3) years that assert lack of compliance with any applicable Laws or Regulatory Approvals or other orders, injunctions or decrees; (iii) no Obligor, nor any of its Subsidiaries nor, to the best knowledge of the Borrower, any of their respective agents, suppliers, licensors or licensees have received any notification from any Regulatory Authority within the last three (3) years, asserting that any Product or any Product Development and Commercialization Activities lacks a required Regulatory Approval or Product Authorization; (iv) there is no pending regulatory action, investigation or inquiry (other than non-material routine or periodic inspections or reviews) against any Obligor, any of its Subsidiaries or, to the best knowledge of the Borrower, any of their respective suppliers, licensors or licensees with respect to any Product, and, to the best knowledge of any Obligor, there is no reasonable basis for any adverse regulatory action against such Obligor or any of its Subsidiaries or, to the best knowledge of the Borrower, any of their respective suppliers agents, licensors or licensees with respect to any Product; and (v) without limiting the foregoing, (A) (1) there have been no product recalls, safety alerts, corrections, withdrawals, marketing suspensions, removals or similar action conducted, undertaken or issued by any Obligor or any of its Subsidiaries, whether voluntary, at the request, demand or order of any Regulatory Authority or otherwise, with respect to any Product or any Product Development and Commercialization Activities within the last three (3) years, (2) no such product recall, safety alert, correction, withdrawal, marketing suspension, removal or similar action has been requested, demanded or ordered by any Regulatory Authority within the last three (3) years, and, to the best knowledge of the Borrower, there is no reasonable basis for the issuance of any such product recall, safety alert, correction, withdrawal, marketing suspension, removal or similar action with respect to any Product, and (B) no criminal, injunctive, seizure, detention or civil penalty action has been commenced or threatened in writing by any Regulatory Authority within the last three (3) years with respect to or in connection with any Product or any Product Development and Commercialization Activities, there are no consent decrees (including plea agreements) that relate to any Product or any Product Development and Commercialization Activities, and, to the best knowledge of the Borrower, there is no reasonable basis for the commencement of any criminal injunctive, seizure, detention or civil penalty action by any Regulatory Authority relating to any

Product or any Product Development and Commercialization Activities or for the issuance of any consent decree. No Obligor nor any of its Subsidiaries nor, to the best knowledge of the Borrower, any of their respective agents, suppliers, licensees or licensors is employing or utilizing the services of any individual who has been debarred or temporarily suspended under any applicable Law.

(f) Neither any Obligor nor, to the best knowledge of the Borrower, any officer, employee or agent thereof, has made an untrue statement of a material fact or fraudulent statements to the FDA or any other Regulatory Authority, failed to disclose a material fact required to be disclosed to the FDA or any other Regulatory Authority, or committed an act, made a statement, or failed to make a statement that, at the time such disclosure was made (or was not made), could reasonably be expected to provide a basis for the FDA or any such other Regulatory Authority to invoke its policy respecting Fraud, Untrue Statements of Material Facts, Bribery and Illegal Gratuities, set forth in 56 Fed. Reg. 46191 (September 10, 1991) or any similar policy.

(g) The clinical, preclinical, safety and other studies and tests conducted by or on behalf of or sponsored by each Obligor or any of its Subsidiaries, or in respect of which any Products or Product candidates under development have participated, were (and if still pending, are) being conducted materially in accordance with standard medical and scientific research procedures and all applicable Regulatory Approvals and Product Authorizations. No Obligor nor any of its Subsidiaries has received any notices or other correspondence from the FDA or any such other Regulatory Authority requiring the termination or suspension of any clinical, preclinical, safety or other studies or tests used to support regulatory clearance of, or any Product Authorization or Regulatory Approval for, any Product or any Product Development and Commercialization Activities.

7.20 Transactions with Affiliates. Except as set forth on Schedule 7.20, neither the Borrower nor any of its Subsidiaries has entered into, renewed, extended or been a part to, any transaction (including the purchase, sale, lease, transfer or exchange of property or assets of any kind or the rendering of services of any kind) with any Affiliate during the three-year period prior to the Closing Date.

7.21 OFAC. No Obligor, nor any of its Subsidiaries, nor, to the best knowledge of the Borrower, any of their respective directors, officers or employees nor, to the best knowledge of the Borrower, any agents or other persons acting on behalf of any of the foregoing (i) is currently the target of any Sanctions, (ii) is located, organized or residing in any Designated Jurisdiction, (iii) is or has been (within the previous five years) engaged in any transaction with, or for the benefit of, any Person who is now or was then the target of Sanctions or who is located, organized or residing in any Designated Jurisdiction or (iv) is or has ever been in violation of or subject to an investigation relating to Sanctions. No Loan, nor the proceeds from any Loan, has been or will be used, directly or indirectly, to lend, contribute or provide to, or has been or will be otherwise made available to fund, any activity or business in any Designated Jurisdiction or to fund any activity or business of any Person located, organized or residing in any Designated Jurisdiction or who is the subject of any Sanctions, or in any other manner that will result in any violation by any Person (including the Lender and its Affiliates) of Sanctions.

7.22 Anti-Corruption. No Obligor, nor any of its Subsidiaries, nor, to the best knowledge of the Borrower, any of their respective directors, officers, or employees nor, to the best knowledge of the Borrower, any agents or other persons acting on behalf of any of the foregoing, directly or indirectly, has (i) violated or is in violation of any applicable anti-corruption Law, (ii) made, offered to make, promised to make or authorized the payment or giving of, directly or indirectly, any Prohibited Payment or (iii) been subject to any investigation by any Governmental Authority with regard to any actual or alleged Prohibited Payment.

7.23 Deposit and Disbursement Accounts. Schedule 7.23 contains a list of all banks and other financial institutions at which any Obligor or any of its Subsidiaries maintains deposit accounts, lockboxes, disbursement accounts, investment accounts or other similar accounts, and such Schedule correctly identifies the name, address and telephone number of each bank or financial institution, the name in which the account is held, the type of account, and the complete account number therefor.

7.24 Royalty and Other Payments. Except as set forth on Schedule 7.24, no Obligor nor any of its Subsidiaries is obligated to pay any royalty, milestone payment, deferred payment or any other contingent payment in respect of any Product.

SECTION 8

AFFIRMATIVE COVENANTS

Each Obligor jointly and severally covenants and agrees with the Lender that, until the Commitments have expired or been terminated and all Obligations (other than contingent obligations as to which no claims have been asserted) have been paid in full in cash:

8.01 Financial Statements and Other Information. The Borrower will furnish to the Lender:

(a) As soon as available and in any event within 30 days after the end of each fiscal month of each fiscal year (excluding the last month of each fiscal quarter and each fiscal year), a consolidated balance sheet for the Borrower and its Subsidiaries as at the end of such fiscal month, and the related consolidated statements of income or operations, shareholders’ (or members’) equity and cash flows for such fiscal month and the portion of the Borrower’s fiscal year then ended, prepared in accordance with GAAP consistently applied (subject to changes resulting from normal year-end audit adjustments and except for the absence of notes), all in reasonable detail and setting forth in comparative form the figures for the corresponding period in the preceding fiscal year, together with a certificate of a Responsible Officer of the Borrower stating that such financial statements fairly present in all material respects the financial condition of the Borrower and its Subsidiaries as at such date and the results of operations of the Borrower and its Subsidiaries for the period ended on such date and have been prepared in accordance with GAAP consistently applied, subject to changes resulting from normal, year-end audit adjustments and except for the absence of notes.

(b) As soon as available and in any event within 45 days after the end of each fiscal quarter of each fiscal year, the consolidated balance sheets of the Borrower and its Subsidiaries as of the end of such fiscal quarter, and the related consolidated statements of income, shareholders’ equity and cash flows of the Borrower and its Subsidiaries for such quarter and the portion of the fiscal year through the end of such quarter, prepared in accordance with GAAP consistently applied (subject to changes resulting from normal year-end audit adjustments and except for the absence of notes), all in reasonable detail and setting forth in comparative form the figures for the corresponding period in the preceding fiscal year, together with a certificate of a Responsible Officer of the Borrower stating that such financial statements fairly present the financial condition of the Borrower and its Subsidiaries as at such date and the results of operations of the Borrower and its Subsidiaries for the period ended on such date and have been prepared in accordance with GAAP consistently applied, subject to changes resulting from normal, year-end audit adjustments and except for the absence of notes.

(c) Commencing with the fiscal year ending December 31, 2017, as soon as available and in any event within (i) 90 days after the end of such fiscal year, the unaudited consolidated balance sheets of the Borrower and its Subsidiaries as of the end of such fiscal year, and the related consolidated statements of income, shareholders’ equity and cash flows of the Borrower and its Subsidiaries for such fiscal year, prepared in accordance with GAAP consistently applied, all in reasonable detail and setting forth in comparative form the figures for the previous fiscal year together with a certificate of a Responsible Officer of the Borrower stating that such financial statements fairly present the financial condition of the Borrower and its Subsidiaries as at such date and the results of operations of the Borrower and its Subsidiaries for the period ended on such date and have been prepared in accordance with GAAP consistently applied, subject to changes resulting from normal, year-end audit adjustments and except for the absence of notes) and (ii) 180 days after the end of each fiscal year, the audited consolidated balance sheets of the Borrower and its Subsidiaries as of the end of such fiscal year, and the related consolidated statements of income, shareholders’ equity and cash flows of the Borrower and its Subsidiaries for such fiscal year, prepared in accordance with GAAP consistently applied, all in reasonable detail and setting forth in comparative form the figures for the previous fiscal year, accompanied by a report and opinion thereon of Ernst & Young or another firm of independent certified public accountants of recognized national standing reasonably acceptable to the Lender, which report and opinion shall be prepared in accordance with GAAP, consistently applied, and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit.

(d) Together with the financial statements required pursuant to Sections 8.01(a), (b) and (c), a compliance certificate of a Responsible Officer as of the end of the applicable accounting period, substantially in the form of Exhibit E (a “Compliance Certificate”) including details of any issues that are material that are raised by auditors.

(e) As soon as available and in any event no later than 45 days following the end of any fiscal year, copies of an annual budget (or equivalent) for the Borrower and its Subsidiaries, approved by the Board, for the then current fiscal year, in form reasonably satisfactory to the Collateral Agent, accompanied by a certificate of the chief financial officer of the Borrower certifying that (i) such budget was prepared by the Borrower, in good faith, (ii) the Borrower had at the time of preparation of the budget, and at all times thereafter (including on and as of the date of delivery to the Collateral Agent of such budget) has continued to have, a reasonable basis for all of the assumptions contained in such budget and (iii) such budget was prepared in accordance with, and based upon, such assumptions.

(e) Copies of all letters of representation signed by the Borrower to its auditors and, promptly upon receipt thereof, copies of all auditor reports delivered for each fiscal quarter.

(f) [Reserved].

(g) Promptly, and in any event within five Business Days after receipt thereof by any Obligor or any of its Subsidiaries, copies of each notice or other correspondence received from any securities regulator or exchange to the authority of which the Borrower may become subject from time to time concerning any investigation or possible investigation or other inquiry by such agency regarding financial or other operational results of such Obligor.

(h) The information regarding insurance maintained by the Borrower and its Subsidiaries as required under Section 8.05.

(i) [Reserved].

(j) Within five Business Days of delivery, copies of all statements, reports and notices (including board kits) made available to holders of the Borrower’s Equity Interests; provided that any such material may be redacted by the Borrower to exclude information relating to the Lender (including the Borrower’s strategy regarding the Loans).

(k) As soon as possible and in any event within ten (10) Business Days after the Borrower obtains knowledge of any return, recovery, dispute or Claim related to any Product or inventory that involves more than $300,000, written notice thereof from a Responsible Officer of the Borrower which notice shall set forth in reasonable detail the basis for such return, recovery, dispute or Claim.

(l) Such other information respecting the operations, properties, business or condition (financial or otherwise) of the Borrower and its Subsidiaries (including with respect to the Collateral) as the Lender may from time to time reasonably request.

8.02 Notices of Material Events. The Borrower will furnish to the Collateral Agent written notice of the following promptly, but in any event within five Business Days, after a Responsible Officer first learns of the existence of:

(a) The occurrence of any Default.

(b) Notice of the occurrence of any event with respect to its property or assets resulting in an uninsured Loss aggregating $300,000 (or the Equivalent Amount in other currencies) or more.

(c) The occurrence of any event or circumstance giving rise to (or reasonably expected to give rise to) any environmental liability under Environmental Laws, including any action, suit, Claim, notice of violation, hearing, investigation or proceeding pending, or, to the best knowledge of the Borrower, threatened against or affecting the Borrower or any of its Subsidiaries or with respect to the ownership, use, maintenance and operation of their respective businesses, operations or properties, relating to Environmental Laws or Hazardous Materials.

(d) The filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting the Borrower or any of its Affiliates that, if adversely determined, could reasonably be expected to result in a Material Adverse Effect.

(e) (i) On or prior to any filing by any ERISA Affiliate of any notice of intent to terminate any Title IV Plan, a copy of such notice and (ii) promptly, and in any event within ten days, after any Responsible Officer of any ERISA Affiliate knows or has reason to know that a request for a minimum funding waiver under Section 412 of the Code has been filed with respect to any Title IV Plan or Multiemployer Plan, a notice (which may be made by telephone if promptly confirmed in writing) describing such waiver request and any action that any ERISA Affiliate proposes to take with respect thereto, together with a copy of any notice filed with the PBGC or the IRS pertaining thereto.

(f) (i) The termination of any Material Agreement; or (ii) the receipt by the Borrower or any of its Subsidiaries of any material adverse notice under any Material Agreement (and a copy thereof).

(g) The reports and notices as required by the Security Documents.

(h) Within thirty (30) days of the date thereof, or, if earlier, on the date of delivery of any financial statements pursuant to Section 8.01, notice of any material change in accounting policies or financial reporting practices by the Obligors.

(i) Promptly after the occurrence thereof, notice of any labor controversy resulting in or threatening to result in any strike, work stoppage, boycott, shutdown or other material labor disruption against or involving an Obligor.

(j) A licensing agreement or arrangement entered into by the Borrower or any of its Subsidiaries in connection with (or as a result of) any infringement or alleged infringement by the Borrower or any of its Subsidiaries of the Intellectual Property of another Person.

(k) Concurrently with the delivery of financial statements under Section 8.01(c), a list of any new Material Intellectual Property created or acquired by the Borrower or any of its Subsidiaries after the date hereof and during such prior fiscal year which is registered or becomes registered or the subject of an application for registration with the U.S. Copyright Office or the U.S. Patent and Trademark Office, as applicable, or with any other equivalent foreign Governmental Authority

(l) Any change to any Obligor’s ownership of Deposit Accounts, Securities Accounts and Commodity Accounts (in each case, other than with respect to Excluded Deposit Accounts), by delivering the Collateral Agent an updated Schedule 7 to the Security Agreement setting forth a complete and correct list of all such accounts as of the date of such change.

(m) The occurrence or existence of any event, circumstance, act or omission that would cause any representation or warranty contained in Section 7.07, Section 7.18 or Section 7.19 to be incorrect in any material respect if such representation or warranty was to be made at the time the Borrower learned of such event, circumstance, act or omission.

(n) Any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under this Section 8.02 shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

8.03 Existence; Conduct of Business. Such Obligor will, and will cause each of its Subsidiaries to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges and franchises material to the conduct of its business; provided that the foregoing shall not prohibit any merger, amalgamation, consolidation, liquidation or dissolution permitted under Section 9.03.

8.04 Payment of Obligations. Such Obligor will, and will cause each of its Subsidiaries to, pay and discharge all Taxes imposed upon it or upon its properties or assets prior to the date on which penalties attach thereto, and all lawful claims for labor, materials and supplies which, if unpaid, might become a Lien upon any properties or assets of the Borrower or any of its Subsidiaries, except to the extent such Taxes or such claims are being contested in good faith by appropriate proceedings and are adequately reserved against in accordance with GAAP.

8.05 Insurance.

(a) Such Obligor will, and will cause each of its Subsidiaries to maintain, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations. Upon the reasonable request of the Collateral Agent, the Borrower shall furnish the Lender from time to time with (i) full information as to the insurance carried by it and, if so requested, copies of all such insurance policies and (ii) a certificate from the Borrower’s insurance broker or other insurance specialist stating that all premiums then due on the policies relating to insurance on the Collateral have been paid, that such policies are in full force and effect. The Borrower shall use commercially reasonable efforts to ensure, or cause others to ensure, that all insurance policies required under this Section 8.05(a) shall provide that they shall not be terminated or cancelled nor shall any such policy be materially changed in a manner adverse to the Borrower without at least thirty (30) days’ prior written notice to the Borrower and the Collateral Agent (or ten (10) days in the case of non-payment of premiums). Receipt of notice of termination or cancellation of any such insurance policies shall, if new policies are not obtained by the Borrower, entitle the Secured Parties to renew any such policies, cause the coverages and amounts thereof to be maintained at levels required pursuant to the first sentence of this Section 8.05(a) or otherwise to obtain similar insurance in place of such policies, in each case at the expense of the Borrower (payable on demand). The amount of any such expenses shall accrue interest at the Default Rate if not paid on demand and shall constitute “Obligations.”

(b) Upon the occurrence and continuance of any Event of Default, in the event any landlord of any Obligor has demanded that the Collateral Agent obtain liability insurance before entering the landlord’s premises in connection with any remedial action to be taken by the Collateral Agent, the Collateral Agent may make a demand upon the Borrower to (i) purchase insurance in such amounts, against such risks and covering such Persons as required to be maintained by such landlord and (ii) deliver to the applicable landlord (with a copy to the Collateral Agent) any endorsement to such insurance policy as required by such landlord. In the event the Borrower shall fail to purchase such insurance or deliver such endorsement within five (5) Business Days of demand therefor, the Collateral Agent may obtain such insurance and the Borrower shall be obligated to reimburse the Collateral Agent for such expense on demand. Such reimbursement obligation shall constitute an Obligation hereunder and, if not paid within three (3) Business Days of demand made by the Collateral Agent, shall accrue interest at the Default Rate.

8.06 Books and Records; Inspection Rights. Such Obligor will, and will cause each of its Subsidiaries to, keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities. Such Obligor will, and will cause each of its Subsidiaries to, permit any representatives designated by the Lender, upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times (but not more often than once a year unless an Event of Default has occurred and is continuing) as the Lender may request. The Obligors shall pay all reasonable and documented out-of-pocket costs of all such inspections.

8.07 Compliance with Laws and Other Obligations. Such Obligor will, and will cause each of its Subsidiaries to, (i) comply in all material respects with all Laws (including applicable Environmental Laws), and (ii) comply in all material respects with all terms of Indebtedness and all other Material Agreements, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

8.08 Maintenance of Properties, Etc. Such Obligor will, and will cause each of its Subsidiaries to, maintain and preserve all of its properties necessary in the conduct of its business in good working order and condition in accordance with the general practice of other Persons of similar character and size, ordinary wear and tear and damage from casualty or condemnation excepted.

8.09 Licenses. Such Obligor will, and will cause each of its Subsidiaries to, obtain and maintain all Regulatory Approvals and other Governmental Approvals necessary in connection with the execution, delivery and performance of the Loan Documents, the consummation of the Transactions or the operation and conduct of its business and ownership of its properties, including the ownership and use of its Products and all Product Development and Commercialization Activities related thereto, except where failure to do so could not reasonably be expected to have a Material Adverse Effect.

8.10 Action under Environmental Laws. Such Obligor will, and will cause each of its Subsidiaries to, upon becoming aware of the presence of any Hazardous Materials in violation of applicable Environmental Laws or the existence of any environmental liability under applicable Environmental Laws with respect to their respective businesses, operations or properties, take all actions, at their cost and expense, required under applicable Environmental Laws to investigate and clean up the condition of their respective businesses, operations or properties, including all required removal, containment and remedial actions, and restore their respective businesses, operations or properties to a condition in compliance with applicable Environmental Laws.

8.11 Use of Proceeds. The proceeds of the Loans will be used only as provided in Section 2.04. No part of the proceeds of the Loans will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board of Governors of the Federal Reserve System, including Regulations T, U and X.

8.12 Certain Obligations Respecting Subsidiaries; Further Assurances.

(a) Such Obligor will take such action, and will cause each of its Subsidiaries to take such action, from time to time as shall be necessary to ensure that all Domestic Subsidiaries are “Subsidiary Guarantors” hereunder. Without limiting the generality of the foregoing, in the event that any Obligor or any of its Domestic Subsidiaries shall form or acquire any new Subsidiary, such Obligor will (or will cause such Subsidiary to) no later than within 60 days of such formation or acquisition:

(i) cause such new Domestic Subsidiary to become a “Subsidiary Guarantor” hereunder pursuant to a Guarantee Assumption Agreement;

(ii) take such action or cause such Domestic Subsidiary to take such action (including joining the Security Agreement, delivering such shares of stock together with undated transfer powers executed in blank) as shall be necessary to create and perfect valid and enforceable first priority (subject to Permitted Priority Liens) Liens on substantially all of the personal property of such new Domestic Subsidiary as collateral security for the obligations of such new Domestic Subsidiary hereunder;

(iii) to the extent that the parent of such Subsidiary is not a party to the Security Agreement or has not otherwise pledged Equity Interests in its Subsidiaries in accordance with the terms of the Security Agreement and this Agreement, cause the parent of such Subsidiary to execute and deliver a pledge agreement in favor of the Collateral Agent, for the benefit of the Secured Parties, in respect of all outstanding issued shares of such Subsidiary if it is a Domestic Subsidiary or 65% of the issued shares of such Subsidiary if it is a Foreign Subsidiary, to the extent not prohibited or otherwise restricted by applicable law;

(iv) with respect to any Subsidiary, deliver such proof of corporate action, incumbency of officers, opinions of counsel and other documents as is consistent with those delivered by each Obligor pursuant to Section 6.01 or as the Lender shall have requested; and

(v) shall cause each new Subsidiary to become party to the Intercompany Subordination Agreement.

(b) Such Obligor will, and will cause each of its Subsidiaries to, take such action from time to time as shall reasonably be requested by the Lender to effectuate the purposes and objectives of this Agreement.

Without limiting the generality of the foregoing, each Obligor will, and will cause each Person that is required to be a Subsidiary Guarantor to, take such action from time to time (including executing and delivering such assignments, security agreements, control agreements and other instruments) as shall be reasonably requested by the Collateral Agent to create, in favor of the Collateral Agent, for the benefit of the Secured Parties, perfected security interests and Liens in substantially all of the personal property of such Obligor and its Subsidiaries as collateral security for the Obligations; provided that any such security interest or Lien shall be subject to the relevant requirements of the Security Documents.

8.13 Termination of Non-Permitted Liens. In the event that the Borrower or any of its Subsidiaries shall become aware or be notified by the Collateral Agent or the Lender of the existence of any outstanding Lien against any asset or property of the Borrower or any of its Subsidiaries, which Lien is not a Permitted Lien, the Borrower shall use its best efforts to promptly terminate or cause the termination of such Lien.

8.14 Intellectual Property. In the event that the Obligors acquire or create Obligor Intellectual Property during the term of this Agreement, then the provisions of this Agreement shall automatically apply thereto and any such Obligor Intellectual Property shall automatically constitute part of the Collateral under the Security Documents, without further action by any party, in each case from and after the date of such acquisition or creation (except that any representations or warranties of any Obligor shall apply to any such Obligor Intellectual Property only from and after the date, if any, subsequent to such acquisition or creation that such representations and warranties are brought down or made anew as provided herein).

8.15 Litigation Cooperation. The Borrower shall make available to the Collateral Agent, without expense to the Collateral Agent, reasonable access to each Obligor and such Obligor’s officers, employees and agents and such Obligor’s books and records, to the extent that the Collateral Agent may deem them reasonably necessary to prosecute or defend any third-party suit or proceeding instituted by or against the Collateral Agent or the Lender with respect to any Collateral, the subject of any Loan Document or relating to any Obligor.

8.16 Maintenance of Regulatory Approvals, Contracts, Intellectual Property, Etc. With respect to the Products and all Product Development and Commercialization Activities, the Borrower will, and will cause each other Obligor and each of their respective Subsidiaries (to the extent applicable) to, (i) maintain in full force and effect all material Regulatory Approvals (including all Product Authorizations), Material Agreements, Product Related Information, Material Intellectual Property, and other rights, interests or assets (whether tangible or intangible) necessary for the operations of the Borrower’s or such Obligor’s business, as the case may be, including any Product Development and Commercialization Activities, (ii) notify the Collateral Agent, promptly after the Borrower obtains knowledge thereof, of (x) any product recalls, safety alerts, corrections, withdrawals, marketing suspensions, removals or similar action conducted, to be undertaken or issued by the Borrower, any such Obligor or any of their respective suppliers, as the case may be, whether or not at the request, demand or order of any Governmental Authority or otherwise with respect to any Product or any Product Development and Commercialization Activities, in each case, solely in the event such action could reasonably be expected to result in a Material Adverse Effect or (y) any basis that would lead the Borrower to reasonably expect or anticipate the undertaking or issuing any such action or item, (iii) maintain in full force and effect, and pay all costs and expenses relating to such maintenance, all Material Intellectual Property owned or controlled by the Borrower or any such Obligor that is used in and is necessary for the operations of the business of such Person, including Product Development and Commercialization Activities, and all Material Agreements, (iv) notify the Collateral Agent, promptly after the Borrower obtains knowledge thereof, of any material Infringement or other violation by any Person of the Borrower’s or any other Obligor’s Material Intellectual Property that is used in the operations of the business of such Person, or in connection with any Product Development and Commercialization Activities, and aggressively pursue any such Infringement or other violation, to the extent the Borrower deems it commercially reasonable to do so, (v) use commercially reasonable efforts to pursue and maintain in full force and effect legal protection for all new Material Intellectual Property developed or controlled by the Borrower or any other Obligor, as the case may be, that is used in and necessary for the operations of the business of such Person, or in connection with any Product Development and Commercialization Activities, and (vi) notify the Collateral Agent, promptly after the Borrower obtains knowledge thereof, of any non-frivolous and material claim by any Person that the conduct of the Borrower’s or any such Obligor’s business (including any Product Development and Commercialization Activities) Infringes any Intellectual Property of such Person.

8.17 ERISA Compliance. The Borrower will comply, and will cause each of its Subsidiaries to comply, in all material respects, with the provisions of ERISA with respect to any Benefit Plan to which the Borrower or any of its Subsidiaries is a party as employer.

8.18 Cash Management. The Borrower will, and will cause each of its Domestic Subsidiaries to:

(a) maintain all deposit accounts, disbursement accounts, investment accounts (and other similar accounts) and lockboxes with a bank or financial institution that has executed and delivered to the Collateral Agent an Account Control Agreement (provided that no Account Control Agreement shall be required for any payroll or payroll tax account of the Borrower or any deposit account maintained in connection with any the Borrower employee benefit plan, to the extent the funds on deposit therein are held for the benefit of the Borrower’s employees (collectively, the “Excluded Deposit Accounts”)); each such deposit account, disbursement account, investment account (or similar account) and lockbox (each, a “Controlled Account”) shall be a cash collateral account, with all cash, checks and other similar items of payment in such account securing payment of the Obligations, and each Obligor shall have granted a Lien to the Collateral Agent over such Controlled Accounts;

(b) arrange for all cash, checks, drafts or other similar items of payment relating to or constituting Revenue or otherwise received in respect of Product Development and Commercialization Activities to be directly deposited into Controlled Accounts; and

(c) cause each Controlled Account, at all times, to be subject to a legal, valid and binding Account Control Agreement in favor of the Secured Parties.

8.19 2016 Financial Statements, Etc. On or before June 30, 2017, the Borrower shall have delivered to the Collateral Agent audited consolidated financial statements of the Borrower and its Subsidiaries for the fiscal year ended December 31, 2016. On or before June 30, 2017, the Borrower shall have delivered to the Collateral Agent (x) the Landlord Consent with respect to the real property leased by the Borrower and (y) the Account Control Agreement with respect to the investment accounts of the Borrower).

8.20

SECTION 9

NEGATIVE COVENANTS

Each Obligor jointly and severally covenants and agrees with the Lender that, until the Commitments have expired or been terminated and all Obligations (other than contingent obligations as to which no claims have been asserted) have been paid in full in cash:

9.01 Indebtedness. Such Obligor will not, and will not permit any of its Subsidiaries to, create, incur, assume or permit to exist any Indebtedness, whether directly or indirectly, except:

(a) the Obligations;

(b) Indebtedness existing on the date hereof and set forth in Schedule 7.13(a) and Permitted Refinancings thereof; provided that, in each case, such Indebtedness is subordinated to the Obligations on terms satisfactory to the Lender;

(c) accounts payable to trade creditors for goods and services and current operating liabilities (not the result of the borrowing of money) incurred in the ordinary course of such Obligor’s or such Subsidiary’s business in accordance with customary terms and paid within the specified time, unless contested in good faith by appropriate proceedings and reserved for in accordance with GAAP;

(d) unsecured Indebtedness consisting of Guarantees resulting from endorsement of negotiable instruments for collection by any Obligor in the ordinary course of business;

(e) unsecured Indebtedness of an Obligor, including in respect of Guarantees owed, to any other Obligor; provided that, in each case, such Indebtedness is subject to the terms of the Intercompany Subordination Agreement;

(f) normal course of business equipment financing (including Capital Lease Obligations and purchase money debt); provided that (i) if any such financing is secured, the collateral therefor shall consist solely of the assets being financed pursuant to such financing, the products and proceeds thereof and books and records related thereto, and (ii) the aggregate outstanding principal amount of such Indebtedness incurred pursuant to clause (f) shall not exceed $3,000,000 (or the Equivalent Amount in other currencies) at any time in the aggregate;

(g) unsecured Indebtedness under Hedging Agreements permitted by Section 9.05(f);

(h) Indebtedness under a revolving credit line secured solely by accounts receivable of the Borrower and its Subsidiaries and proceeds thereof and no other property or assets; provided that the loan documents with respect to such Indebtedness shall be in form and substance reasonably satisfactory to the Lender (in its sole discretion) and such Indebtedness shall be subject to an intercreditor agreement in form and substance reasonably satisfactory to the Lender (in its sole discretion); provided, further, that the aggregate outstanding principal amount of such Indebtedness in respect of such revolving credit line does not exceed $3,000,000 (or the Equivalent Amount in other currencies) at any time;

(i) Indebtedness incurred in order to finance the payment of insurance premiums in the ordinary course of business;

(j) unsecured Indebtedness subordinated in right of payment and action to the Obligations pursuant to documentation in form and substance satisfactory to the Lender (in its sole discretion); provided that the aggregate outstanding principal amount of such unsecured subordinated Indebtedness shall not exceed $2,000,000 (or the Equivalent Amount in other currencies) at any time;

(k) other unsecured Indebtedness not exceeding, in the aggregate, at any time outstanding $300,000;

(l) unsecured Indebtedness from the use of the Borrower’s or its Subsidiaries credit cards in the ordinary course of business not exceeding, in the aggregate, at any time outstanding $500,000; and

(m) unsecured Indebtedness consisting of seller notes, earn-outs and similar obligations in connection with any Permitted Acquisition, not exceeding, in the aggregate at any time outstanding, $3,000,000; provided that such Indebtedness shall not exceed 50% of the purchase price of any Permitted Acquisition;

provided that, no Indebtedness otherwise permitted by clauses (f), (j), (k) or (m) of this Section 9.01 shall be assumed, created or otherwise incurred if a Default has occurred and is then continuing or could reasonably be expected to result therefrom.

9.02 Liens. Such Obligor will not, and will not permit any of its Subsidiaries to, create, incur, assume or permit to exist any Lien on any property now owned by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except:

(a) Liens securing the Obligations;

(b) any Lien on any property or asset of the Borrower or any of its Subsidiaries existing on the date hereof and set forth in Schedule 7.13(b); provided that (i) no such Lien shall extend to any other property or asset of the Borrower or any of its Subsidiaries and (ii) any such Lien shall secure only those obligations which it secures on the date hereof and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;

(c) Liens securing Indebtedness permitted under clauses (f) and (h) of Section 9.01; provided that such Liens are restricted solely to the collateral described in such clause (f) or (h), as applicable;

(d) Liens imposed by Law which were incurred in the ordinary course of business, including (but not limited to) carriers’, warehousemen’s and mechanics’ liens and other similar Liens arising in the ordinary course of business and which (x) do not in the aggregate materially detract from the value of the property subject thereto or materially impair the use thereof in the operations of the business of such Person or (y) are being contested in good faith by appropriate proceedings, which proceedings have the effect of preventing the forfeiture or sale of the property subject to such Liens and for which adequate reserves have been made if required in accordance with GAAP;

(e) pledges or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance or other similar social security legislation;

(f) Liens securing Taxes, assessments and other governmental charges, the payment of which is not yet due or is being contested in good faith by appropriate proceedings promptly initiated and diligently conducted and for which such reserve or other appropriate provisions, if any, as shall be required by GAAP shall have been made;

(g) servitudes, easements, rights of way, restrictions and other similar encumbrances on real property imposed by any Law and encumbrances consisting of zoning or building restrictions, easements, licenses, restrictions on the use of property or minor imperfections in title thereto which, in the aggregate, are not material, and which do not in any case materially detract from the value of the property subject thereto or interfere with the ordinary conduct of the business of any of the Obligors;

(h) with respect to any real property, (i) such defects or encroachments as might be revealed by an up-to-date survey of such real property; (ii) the reservations, limitations, provisos and conditions expressed in the original grant, deed or patent of such property by the original owner of such real property pursuant to Laws; and (iii) rights of expropriation, access or use or any similar right conferred or reserved by or in any Law, which, in the aggregate for (i), (ii) and (iii), are not material, and which do not in any case materially detract from the value of the property subject thereto or interfere with the ordinary conduct of the business of any of the Obligors;

(i) bankers’ liens, rights of setoff and similar Liens incurred on deposits made in Deposit Accounts in the ordinary course of business;

(j) Liens consisting of judgment or judicial attachment Liens (other than for the payment of Taxes) in respect of judgments, the existence of which do not constitute an Event of Default under Section 11.01(i);

(k) licenses (including licenses of Intellectual Property), sublicenses, leases or subleases granted by the Borrower or its Subsidiaries to third parties in the ordinary course of business and not prohibited by the terms hereof or any other Loan Document, including, without limitation, Section 9.13(b);

(l) Liens securing Indebtedness permitted under Section 9.01(i);

provided that no Lien otherwise permitted under any of clauses (c), (g), (h) and (i) above shall apply to any Material Intellectual Property.

9.03 Fundamental Changes and Acquisitions. Such Obligor will not, and will not permit any of its Subsidiaries to, (i) enter into any transaction of merger, amalgamation or consolidation, (ii) liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), (iii) sell or issue any of its Equity Interests, or (iv) make any Acquisition or otherwise acquire any business or substantially all the property from, or Equity Interests in, or be a party to any acquisition of, any Person, except:

(a) Investments permitted under Section 9.05(e);

(b) the merger, amalgamation or consolidation of any Subsidiary with or into any Obligor;

(c) the sale, lease, transfer or other disposition by any Subsidiary of any or all of its property (upon voluntary liquidation or otherwise) to any Obligor;

(d) the sale, transfer or other disposition of the Equity Interests of any Subsidiary to any Obligor;

(e) Permitted Acquisitions;

(f) Asset Sales permitted pursuant to Section 9.09;

(g) mergers, amalgamations and consolidations between Foreign Subsidiaries;

(h) the sale, transfer, lease or other disposition of assets by one Foreign Subsidiary to another Foreign Subsidiary;

(i) the sale, transfer, lease or other disposition of assets by an Obligor to Foreign Subsidiaries not to exceed an aggregate amount (or value) of $250,000 per year for all Obligors collectively;

(j) sale or issuance by the Borrower of its Equity Interests for financing purposes or in connection with a Public Offering; provided that all such Equity Interests sold or issued qualify as Qualified Equity Interests; and

(k) the issuance of up to 410,337 shares of Series D preferred stock of the Borrower pursuant to Section 1.2(c) of the PIPSTEK Unit Purchase Agreement;

provided no action otherwise permitted by clauses (a) through (f), or (i) of this Section 9.03 shall be permitted if a Default has occurred and is then continuing or could reasonably be expected to result therefrom.

9.04 Lines of Business. Such Obligor will not, and will not permit any of its Subsidiaries to, engage to any material extent in any business other than the business engaged in or planned to be engaged in on the date hereof by the Borrower or and its Subsidiaries or a business reasonably related thereto, which shall include, without limitation, any business related to dentistry.

9.05 Investments. Such Obligor will not, and will not permit any of its Subsidiaries to, make, directly or indirectly, or permit to remain outstanding any Investments except:

(a) Investments outstanding on the date hereof and identified in Schedule 9.05;

(b) operating deposit accounts with banks that comply with Section 8.18;

(c) extensions of credit in the nature of accounts receivable or notes receivable arising from the sales of goods or services in the ordinary course of business;

(d) Permitted Cash Equivalent Investments;

(e) Investments by any Obligor in the Subsidiary Guarantors;

(f) Hedging Agreements entered into in the Borrower’s ordinary course of business for the purpose of hedging currency or interest rate risks (and not for speculative purposes);

(g) Investments consisting of security deposits with utilities and other like Persons made in the ordinary course of business;

(h) employee loans, travel advances and Guarantees in accordance with the Borrower’s usual and customary practices with respect thereto (if permitted by Laws) which in the aggregate shall not exceed $100,000 outstanding at any time (or the Equivalent Amount in other currencies);

(i) Investments received in connection with any Insolvency Proceedings in respect of any customers, suppliers or clients and in settlement of delinquent obligations of, and other disputes with, customers, suppliers or clients;

(j) Investments permitted under Section 9.03;

(k) Investments by Foreign Subsidiaries in other Foreign Subsidiaries;

(l) Investments by an Obligor in Foreign Subsidiaries not exceeding $300,000 per year; provided that such Investments (together with the Indebtedness permitted by Section 9.01(e)) does not exceed $1,000,000 (or the Equivalent Amount in other currencies) at any time;

(m) Investments by Foreign Subsidiaries in other Foreign Subsidiaries;

(n) Investments consisting of non-cash loans or advances to officers, directors and employees solely for the purpose of financing the purchase by such Persons of Qualified Equity Interests of the Borrower; and

(o) other Investments not otherwise permitted by the foregoing clauses (a) through (m); provided that such Investments do not exceed $300,000 in the aggregate at any time outstanding;

provided that, no Investment otherwise permitted by clauses (e) or (j) through (o) of this Section 9.05 shall be made or assumed if a Default has occurred and is then continuing or could reasonably be expected to result therefrom.

9.06 Restricted Payments. Such Obligor will not, and will not permit any of its Subsidiaries to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, other than:

(a) dividends with respect to the Borrower’s Equity Interests payable solely in additional Equity Interests that constitute common stock (or the equivalent);

(b) the Borrower’s purchase, redemption, retirement, or other acquisition of its Equity Interests with the proceeds received from a substantially concurrent issue of new shares of its Qualified Equity Interests; and

(c) dividends paid by any Subsidiary to any Obligor.

9.07 Payments of Indebtedness. Such Obligor will not, and will not permit any of its Subsidiaries to, make any payments in respect of any Indebtedness other than (i) payments of the Obligations, (ii) scheduled payments of other Permitted Indebtedness and (iii) repayment of intercompany subordinated Indebtedness created or incurred pursuant to Section 9.01(e).

9.08 Change in Fiscal Year. Such Obligor will not, and will not permit any of its Subsidiaries to, change the last day of its fiscal year from that in effect on the date hereof, except to change the fiscal year of a Subsidiary acquired in connection with an Acquisition to conform its fiscal year to that of the Borrower.

9.09 Sales of Assets, Etc. Such Obligor will not, and will not permit any of its Subsidiaries to, sell, lease, license, transfer or otherwise dispose of any of its property (including accounts receivable and Equity Interests of Subsidiaries), or forgive, release or compromise any amount owed to such Obligor or Subsidiary, in each case, in one transaction or series of transactions (any thereof, an “Asset Sale”), except:

(a) sales of inventory in the ordinary course of its business on ordinary business terms;

(b) the forgiveness, release or compromise of any amount owed to any other Obligor in the ordinary course of business;

(c) Asset Sales that constitute outbound licenses permitted pursuant to Section 9.13(b);

(d) transfers of property by any Subsidiary to any other Obligor;

(e) dispositions of any property that is obsolete or worn out or no longer used or useful in the Business;

(f) in connection with any transaction permitted under Section 9.03 or 9.05;

(g) dispositions of equipment to the extent that such equipment is simultaneously exchanged for credit against the purchase price of replacement equipment;

(h) dispositions for cash of past due accounts receivable in the ordinary course of business (including any discount and/or forgiveness thereof) or, in the case of accounts receivable in default, in connection with the collection or compromise thereof;

(i) dispositions of non-core assets acquired pursuant to a Permitted Acquisition;

(j) dispositions not otherwise permitted hereunder which are made for fair market value; provided that (i) not less than seventy five percent (75%) of the aggregate sales price from such disposition shall be paid in cash and (ii) the aggregate fair market value of all assets so sold by the Borrower and its Domestic Subsidiaries, together, shall not exceed in any fiscal year $300,000 in the aggregate; and

(k) disposition of accounts receivable pursuant to a financing transaction permitted pursuant to Section 9.01(h);

provided that, no Asset Sale otherwise permitted by clauses (i) or (j) of this Section 9.09 shall be made or assumed if a Default has occurred and is then continuing or could reasonably be expected to result therefrom.

9.10 Transactions with Affiliates. Such Obligor will not, and will not permit any of its Subsidiaries to, sell, lease, license or otherwise transfer any assets to, or purchase, lease, license or otherwise acquire any assets from, or otherwise engage in any other transactions with, any of its Affiliates, except:

(a) transactions between or among Obligors (other than any Foreign Subsidiary);

(b) any transaction not prohibited under this Agreement so long as the terms thereof are no less favorable (including the amount of cash received by the Borrower) to the Borrower than those that would be obtained in a comparable arm’s-length transaction with a Person not an Affiliate of the Borrower;

(c) customary compensation and indemnification of, and other employment arrangements with, directors, officers and employees of the Borrower or any of its Subsidiaries in the ordinary course of business;

(d) issuances of Equity Interests by the Borrower constituting common stock (or the equivalent thereof) to Affiliates in exchange for cash; provided that the terms thereof are no less favorable (including the amount of cash received by the Borrower) to the Borrower than those that would be obtained in a comparable arm’s-length transaction with a Person not an Affiliate of the Borrower; and

(e) the transactions set forth on Schedule 9.10.

9.11 Restrictive Agreements. Such Obligor will not, and will not permit any of its Subsidiaries to, directly or indirectly, enter into, incur or permit to exist any Restrictive Agreement other than (i) restrictions and conditions imposed by Law or by the Loan Documents and (ii) the Restrictive Agreements listed on Schedule 7.15, which Restrictive Agreements may not be amended or otherwise modified in any manner so as to make such agreements more restrictive than as in effect on the date hereof without the consent of the Collateral Agent.

9.12 Modifications and Terminations of Material Agreements and Organic Documents. Such Obligor will not, and will not permit any of its Subsidiaries to,

(a) waive, amend, terminate, replace or otherwise modify any term or provision of any Organic Document, in any manner that would reasonably be expected to be materially adverse to the interests of the Secured Parties or any of the Obligations (including any Warrant Obligations); or

(b) (x) take or omit to take any action that results in the termination of any Material Agreement (other than the expiration of such Material Agreements in accordance with the terms thereof) or (y) take any action that permits any Material Agreement to be terminated by any counterparty thereto prior to its stated date of expiration (in each case, unless such terminated Material Agreement is replaced with another agreement that, viewed as a whole, is on equal or better terms for the Borrower or such Subsidiary), except to the extent such omission or action could not reasonably be expected to have or result in a Material Adverse Effect.

9.13 Inbound and Outbound Licenses.

(a) Inbound Licenses. Except as disclosed on Schedule 9.13(a), no Obligor will, nor will it permit any of its Subsidiaries to, become or remain bound by any inbound license agreement requiring any such Person, during any twelve-month period during the term of such license agreement, to make aggregate payments in excess of $1,000,000 for any such individual license or agreement or in excess of $2,000,000 when taken together with all other such licenses agreements, unless (i) no Event of Default has occurred and is continuing and (ii)(x) the Borrower has provided prior written notice to the Collateral Agent of the material terms of such license or agreement with a description of its anticipated and projected impact on the relevant Obligor’s consolidated business or financial condition, (y) such license or agreement has been approved pursuant to the Borrower’s internal customary approval process for inbound licenses, and (z) the Borrower has taken such commercially reasonable actions as the Lender may reasonably request to obtain the consent of, or waiver by, any Person whose consent or waiver is necessary for the Collateral Agent to be granted a valid and perfected Lien on such license agreement (subject to Sections 9-406, 9-407, 9-408 and 9-409 of the NYUCC) for the benefit of the Secured Parties and the right to fully exercise its rights under any of the Loan Documents, including upon the occurrence and continuance of any Event of Default; provided that inbound licenses agreements in the nature of over-the-counter software that is commercially available to the public shall not be prohibited by or subject to this clause (a).

(b) Outbound Licenses. Except as disclosed on Schedule 9.13(b), no Obligor will, nor will it permit any of its Subsidiaries to, become or remain bound by any outbound license of Material Intellectual Property unless such outbound license (i) is duly authorized by the Borrower in accordance with its customary internal approval process for outbound licenses and is entered into on an arm’s-length basis and in the ordinary course of business, (ii) is entered into for the purpose of Product Development and Commercialization Activities with respect to a Product, (iii) does not otherwise constitute an Asset Sale prohibited under Section 9.09, (iv) to the extent such Material Intellectual Property subject to such outbound license constitutes Collateral, does not impair the Secured Parties from fully exercising their rights under any of the Loan Documents in the event of a disposition or liquidation (including in connection with a foreclosure) of such Intellectual Property upon the exercise of remedies, (v) is not an exclusive license (whether as to use, geography or otherwise), and (vi) is not perpetual.

9.14 Sales and Leasebacks. Except as disclosed on Schedule 9.14, such Obligor will not, and will not permit any of its Subsidiaries to, become liable, directly or indirectly, with respect to any lease, whether an operating lease or a Capital Lease Obligation, of any property (whether real, personal, or mixed), whether now owned or hereafter acquired, (i) which such Obligor or Subsidiary has sold or transferred or is to sell or transfer to any other Person, and (ii) which such Obligor or Subsidiary intends to use for substantially the same purposes as property which has been or is to be sold or transferred.

9.15 Hazardous Material. Such Obligor will not, and will not permit any of its Subsidiaries to, use, generate, manufacture, install, treat, release, store or dispose of any Hazardous Material, except in compliance with all applicable Environmental Laws or where the failure to comply could not reasonably be expected to result in a Material Adverse Effect.

9.16 Accounting Changes. Such Obligor will not, and will not permit any of its Subsidiaries to, make any significant change in accounting treatment or reporting practices, except as required or permitted by GAAP.

9.17 Compliance with ERISA. No ERISA Affiliate shall cause or suffer to exist (i) any event that could result in the imposition of a Lien with respect to any Title IV Plan or Multiemployer Plan or (ii) any other ERISA Event that would, in the aggregate, have a Material Adverse Effect.

SECTION 10

FINANCIAL COVENANTS

10.01 Minimum Liquidity. The Borrower shall at all times, except for not more than three (3) Business Days (whether or not consecutive) during any calendar month, maintain a minimum aggregate balance of $3,000,000 in cash in one or more Controlled Accounts, which cash and Controlled Accounts shall be free and clear of all Liens, other than Liens granted hereunder in favor of the Secured Parties for purposes of securing the Obligations and Liens permitted by Section 9.02(i) hereof.

10.02 Minimum Revenue. Subject to Section 10.03 below, on each calculation date set forth below (each, a “Calculation Date”), Revenue for the twelve consecutive month period ended on such Calculation Date shall not be less than the amount set forth opposite such Calculation Date:

Calculation Date	Revenue
March 31, 2018	$2,300,000
June 30, 2018	$3,000,000
September 30, 2018	$4,600,000
December 31, 2018	$6,000,000
March 31, 2019	$8,000,000
June 30, 2019	$11,000,000
September 30, 2019	$14,000,000
December 31, 2019	$17,000,000
March 31, 2020	$20,500,000
June 30, 2020	$24,000,000
September 30, 2020	$27,500,000
December 31, 2020	$32,000,000

10.03 Revenue Covenant Cure. If, as of any Calculation Date set forth above, Revenue as of such Calculation Date is less than the amount required above for such Calculation Date (a “Shortfall Default”), such Shortfall Default shall be deemed cured (a “Revenue Covenant Cure”) if, at all times from such Calculation Date until the next scheduled Calculation Date, the Borrower maintains a minimum aggregate cash balance that, when taken together with amounts held on deposit pursuant to Section 10.01, equals not less than $6,000,000, with all such cash being held in one or more Controlled Accounts, which cash and Controlled Accounts are free and clear of all Liens, other than Liens granted hereunder in favor of the Administrative Agent; provided that (i) the Borrower shall only be entitled to two Revenue Covenant Cures during the term of this Agreement and (ii) the Borrower may not use a Revenue Covenant Cure in two consecutive fiscal quarters; provided, further that, at any time during which a Revenue Covenant Cure is in effect, upon the request of the Lender, the Borrower shall, from time to time, provide evidence in written and reasonable detail demonstrating the Borrower’s maintenance of not less than $6,000,000 in cash in the Controlled Accounts (as provided above).

SECTION 11

EVENTS OF DEFAULT

11.01 Events of Default. Each of the following events shall constitute an “Event of Default”:

(a) Principal or Interest Payment Default. The Borrower shall fail to pay: (i) when and as the same shall become due and payable, any amount of principal of on the Loans, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise; or (ii) within three (3) Business Days after the same shall become due and payable, any interest on the Loans.

(b) Other Payment Defaults. Any Obligor shall fail to pay any Obligation (other than an amount referred to in Section 11.01(a)) when and as the same shall become due and payable, and such failure shall continue unremedied for a period of three (3) Business Days.

(c) Representations and Warranties. Any representation or warranty made or deemed made by or on behalf of any Obligor or any of its Subsidiaries under or in connection with this Agreement or any other Loan Document or any amendment or modification hereof or thereof or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement or any other Loan Document, shall: (i) prove to have been incorrect when made or deemed made to the extent that such representation or warranty contains any materiality or Material Adverse Effect qualifier; or (ii) prove to have been incorrect in any material respect when made or deemed made to the extent that such representation or warranty does not otherwise contain any materiality or Material Adverse Effect qualifier.

(d) Certain Covenants. Any Obligor shall fail to observe or perform any covenant, condition or agreement contained in Sections 8.02, 8.03 (with respect to the Borrower’s existence), 8.11, 8.12, 8.18, 8.19, Section 9 or Section 10.

(e) Other Covenants. Any Obligor shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those specified in Section 11.01(a), (b) or (d)) or any other Loan Document, and, in the case of any failure that is capable of cure, such failure shall continue unremedied for a period of 30 or more days.

(f) Payment Default on Other Indebtedness. Any Obligor or any of its Subsidiaries shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable after giving effect to any applicable grace or cure period as originally provided by the terms of such Indebtedness.

(g) Other Defaults on Other Indebtedness. (i) Any material breach of, or “event of default” or similar event under, the documentation governing any Material Indebtedness shall occur, or (ii) any event or condition occurs (x) that results in any Material Indebtedness becoming due prior to its scheduled maturity or (y) that enables or permits the holder or holders of such Material Indebtedness or any trustee or agent on its or their behalf to cause such Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity and, in each case set forth in this clause (y) all applicable cure or grace periods have expired; provided that this Section 11.01(g) shall not apply to secured Indebtedness that becomes due as a result of a casualty event or the voluntary sale or transfer of the property or assets securing such Material Indebtedness.

(h) Insolvency, Bankruptcy, Etc.

(i) Any Obligor becomes insolvent, or generally does not or becomes unable to pay its debts or meet its liabilities as the same become due, or admits in writing its inability to pay its debts generally, or declares any general moratorium on its indebtedness.

(ii) Any Obligor commits an act of bankruptcy or makes an assignment of its property for the general benefit of its creditors.

(iii) Any Obligor institutes any proceeding seeking to adjudicate it an insolvent, or seeking liquidation, dissolution, winding-up, reorganization, compromise, arrangement, adjustment, protection, moratorium, relief, stay of proceedings of creditors generally (or any class of creditors), or composition of it or its debts or any other relief, under any federal, provincial or foreign Law now or hereafter in effect relating to bankruptcy, winding-up, insolvency, reorganization, receivership, plans of arrangement or relief or protection of debtors or at common law or in equity, or files an answer admitting the material allegations of a petition filed against it in any such proceeding.

(iv) Any Obligor applies for the appointment of, or the taking of possession by, a receiver, interim receiver, receiver/manager, sequestrator, conservator, custodian, administrator, trustee, liquidator, voluntary administrator, receiver and manager or other similar official for it or any substantial part of its property.

(v) Any Obligor takes any action, corporate or otherwise, to approve, effect, consent to or authorize any of the actions described in this Section 11.01(h).

(vi) Any petition is filed, application made or other proceeding instituted against or in respect of the Borrower or any of its Subsidiaries:

(A) seeking to adjudicate it as insolvent;

(B) seeking a receiving order against it;

(C) seeking liquidation, dissolution, winding-up, reorganization, compromise, arrangement, adjustment, protection, moratorium, relief, stay of proceedings of creditors generally (or any class of creditors), deed of company arrangement or composition of it or its debts or any other relief under any federal, provincial or foreign Law now or hereafter in effect relating to bankruptcy, winding-up, insolvency, reorganization, receivership, plans of arrangement or relief or protection of debtors or at common law or in equity; or

(D) seeking the entry of an order for relief or the appointment of, or the taking of possession by, a receiver, interim receiver, receiver/manager, sequestrator, conservator, custodian, administrator, trustee, liquidator, voluntary administrator, receiver and manager or other similar official for it or any substantial part of its property, and such petition, application or proceeding continues undismissed, or unstayed and in effect, for a period of 60 days after the institution thereof; provided that if an order, decree or judgment is granted or entered (whether or not entered or subject to appeal) against the Borrower or such Subsidiary thereunder in the interim, such grace period will cease to apply; provided, further, that if the Borrower or such Subsidiary files an answer admitting the material allegations of a petition filed against it in any such proceeding, such grace period will cease to apply.

(vii) Any other event occurs which, under the Laws of any applicable jurisdiction, has an effect equivalent to any of the events referred to in this Section 11.01(h).

(i) Judgments. One or more judgments for the payment of money in an aggregate amount in excess of $300,000 (or the Equivalent Amount in other currencies) shall be rendered against any Obligor or any of its Subsidiaries and the same shall remain undischarged for a period of 30 calendar days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of any Obligor to enforce any such judgment.

(j) ERISA and Pension Plans. (i) An ERISA Event shall have occurred that, in the reasonable opinion of the Lender, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in liability of the Borrower and its Subsidiaries in an aggregate amount exceeding (i) $300,000 in any year or (ii) $1,000,000 for all periods until repayment of all Obligations (other than Warrant Obligations).

(k) Change of Control. A Change of Control shall have occurred.

(l) Material Adverse Change. A Material Adverse Change shall have occurred since December 31, 2016.

(m) Key Person Event. A Key Person Event shall have occurred.

(n) Regulatory Matters, Etc. If any of the following occurs: (i) the FDA or any other Regulatory Authority (whether U.S. or non-U.S.) initiates enforcement action against, or issues a warning letter with respect to, any Obligor or any of its Subsidiaries, any Product or any manufacturing facilities for any Product that causes any Obligor to discontinue or withdraw, or could reasonably be expected to cause any Obligor to discontinue or withdraw, Product Development and Commercialization Activities with respect to any Product, or otherwise causes a delay in the manufacture or sale of any Product, which discontinuance or delay could reasonably be expected to last for more than 30 days, (ii) a recall of any Product that has generated or is expected to generate at least $2,000,000 in revenue for the Borrower and its Subsidiaries over any period of twelve consecutive months or (iii) any Obligor enters into a settlement agreement with the FDA or any other Regulatory Authority that results in aggregate liability as to any single or related series of transactions, incidents or conditions, in excess of $750,000.

(o) Impairment of Security, Etc. (i) Any Lien created by any of the Security Documents shall at any time fail to constitute (x) a valid and perfected (to the extent required by the Security Documents) Lien on the applicable Collateral in favor of the Collateral Agent, for the benefit of the Secured Parties, free and clear of all other Liens (other than Permitted Liens) or (y) a first priority Lien on the applicable Collateral in favor of the Collateral Agent, for the benefit of the Secured Parties (except for Permitted Priority Liens), (ii) except for expiration in accordance with its terms, any of the Security Documents or any Guarantee of any of the Obligations (including that contained in Section 13) shall for whatever reason cease to be in full force and effect, (iii) any Obligor shall, directly or indirectly, contest in any manner such effectiveness, validity, binding nature, priority or enforceability of any such Lien, Loan Document or Guarantee, or (iv) any injunction, whether temporary or permanent, shall be rendered against any Obligor that prevents such Obligor from selling or manufacturing all or a material portion of the Products.

11.02 Remedies. Upon the occurrence of any Event of Default, then, and in every such event (other than an Event of Default described in Section 11.01(h)), and at any time thereafter during the continuance of such Event of Default, the Lender may, by notice to the Borrower, take either or both of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, and (ii) declare the Loans then outstanding to be immediately due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other Obligations, shall become due and payable immediately (in the case of the Loans, at the Redemption Price therefor), without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each Obligor; and in case of an Event of Default described in Section 11.01(h), the Commitment shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other Obligations, shall automatically become due and payable immediately (in the case of the Loans, at the Redemption Price therefor), without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each Obligor.

SECTION 12

THE COLLATERAL AGENT

12.01 Authority. The Collateral Agent is authorized to take such actions and to exercise such powers as are delegated to the Collateral Agent by the terms hereof or any other Loan Document, together with such actions and powers as are reasonably incidental thereto. The provisions of this Section 12 are solely for the benefit of the Collateral Agent and the Lender, and no Obligor shall have rights as a third-party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Collateral Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

12.02 Exculpatory Provisions.

(a) The Collateral Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, the Collateral Agent:

(i) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(ii) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Collateral Agent is required to exercise; provided that the Collateral Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Collateral Agent to liability or that is contrary to any Loan Document or applicable Law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any debtor relief Law; and

(iii) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Obligors or any of their Affiliates that is communicated to or obtained by the Collateral Agent or any of its Affiliates in any capacity.

(b) The Collateral Agent shall not be liable for any action taken or not taken by it in the absence of its own gross negligence, bad faith or willful misconduct as determined by a court of competent jurisdiction by final and non-appealable judgment. The Collateral Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Collateral Agent in writing by the Borrower.

(c) The Collateral Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Section 6 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Collateral Agent.

12.03 Reliance by Collateral Agent. The Collateral Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Collateral Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of the Lender, the Collateral Agent may presume that such condition is satisfactory to the Lender unless the Collateral Agent shall have received notice to the contrary from the Lender prior to the making of such Loan. The Collateral Agent may consult with legal counsel (who may be counsel for the Parent), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

12.04 Delegation of Duties. The Collateral Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Collateral Agent. The exculpatory provisions of this Section shall apply to any such sub-agent, and shall apply to their respective activities in connection with their activities as Collateral Agent. The Collateral Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and non-appealable judgment that the Collateral Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

12.05 Collateral Agent May File Proofs of Claim. In case of the pendency of any Insolvency Proceeding or any other judicial proceeding relative to any Obligor, the Collateral Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Collateral Agent shall have made any demand on any Obligor) shall be entitled and empowered (but not obligated), by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lender and the Collateral Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lender and the Collateral Agent and their respective agents and counsel and all other amounts due the Lender and the Collateral Agent) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by the Lender to make such payments to the Collateral Agent and, in the event that the Collateral Agent shall consent to the making of such payments directly to the Lender, to pay to the Collateral Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Collateral Agent and its agents and counsel, and any other amounts due the Collateral Agent.

12.06 Collateral Matters.

(a) Without limiting the provisions of Section 12.05, the Collateral Agent is authorized, at its option and in its discretion to release any Lien on any property granted to or held by the Collateral Agent under any Loan Document (A) upon payment in full of all Obligations (other than contingent obligations); or (B) that is sold or otherwise disposed of or to be sold or otherwise disposed of as part of or in connection with any sale or other disposition permitted under the Loan Documents.

(b) The Collateral Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Collateral Agent’s Lien thereon, or any certificate prepared by any Obligor in connection therewith, nor shall the Collateral Agent be responsible or liable to the Lender for any failure to monitor or maintain any portion of the Collateral.

(c) The Collateral Agent is authorized from time to time to take any action with respect to any Collateral or the Security Documents which may be necessary to perfect and maintain perfected the Liens on the Collateral granted pursuant to the Security Documents or protect and preserve the Collateral Agent’s ability to enforce the Liens or realize upon the Collateral.

SECTION 13

GUARANTEE

13.01 The Guarantee. The Subsidiary Guarantors hereby jointly and severally Guarantee to the Secured Parties, the prompt payment in full when due (whether at stated maturity, by acceleration or otherwise) of the principal of and interest on the Loans, all fees and other amounts and Obligations from time to time owing to the Secured Parties by the Borrower under this Agreement or under any other Loan Document and by any other Obligor under any of the Loan Documents, in each case strictly in accordance with the terms thereof (such obligations being herein collectively called the “Guaranteed Obligations”). The Subsidiary Guarantors hereby further jointly and severally agree that if the Borrower shall fail to pay in full when due (whether at stated maturity, by acceleration or otherwise) any of the Guaranteed Obligations, the Subsidiary Guarantors will promptly pay the same, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Guaranteed Obligations, the same will be promptly paid in full when due (whether at extended maturity, by acceleration or otherwise) in accordance with the terms of such extension or renewal.

13.02 Obligations Unconditional. The obligations of the Subsidiary Guarantors under Section 13.01 are absolute and unconditional, joint and several, irrespective of the value, genuineness, validity, regularity or enforceability of the obligations of the Borrower under this Agreement or any other agreement or instrument referred to herein, or any substitution, release or exchange of any other Guarantee of or security for any of the Guaranteed Obligations, and, to the fullest extent permitted by Law, irrespective of any other circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor (other than payment in full in cash of the

Obligations (excluding contingent obligations as to which no claims have been made)), it being the intent of this Section 13.02 that the obligations of the Subsidiary Guarantors hereunder shall be absolute and unconditional, joint and several, under any and all circumstances. Without limiting the generality of the foregoing, it is agreed that the occurrence of any one or more of the following shall not alter or impair the liability of the Subsidiary Guarantors hereunder, which shall remain absolute and unconditional as described above:

(a) at any time or from time to time, without notice to the Subsidiary Guarantors, the time for any performance of or compliance with any of the Guaranteed Obligations shall be extended, or such performance or compliance shall be waived;

(b) any of the acts mentioned in any of the provisions of this Agreement or any other agreement or instrument referred to herein shall be done or omitted;

(c) the maturity of any of the Guaranteed Obligations shall be accelerated, or any of the Guaranteed Obligations shall be modified, supplemented or amended in any respect, or any right under this Agreement or any other Loan Document shall be waived or any other Guarantee of any of the Guaranteed Obligations or any security therefor shall be released or exchanged in whole or in part or otherwise dealt with; or

(d) any lien or security interest granted to, or in favor of, the Secured Parties as security for any of the Guaranteed Obligations shall fail to be perfected.

The Subsidiary Guarantors hereby expressly waive diligence, presentment, demand of payment, protest and all notices whatsoever, and any requirement that any Secured Party exhaust any right, power or remedy or proceed against the Borrower under this Agreement or any other agreement or instrument referred to herein, or against any other Person under any other Guarantee of, or security for, any of the Guaranteed Obligations.

13.03 Reinstatement. The obligations of the Subsidiary Guarantors under this Section 13 shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of the Borrower in respect of the Guaranteed Obligations is rescinded or must be otherwise restored by any holder of any of the Guaranteed Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise, and the Subsidiary Guarantors jointly and severally agree that they will indemnify the Secured Parties on demand for all reasonable costs and expenses (including fees of counsel) incurred by such Persons in connection with such rescission or restoration, including any such costs and expenses incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or similar payment under any bankruptcy, insolvency or similar Law.

13.04 Subrogation. The Subsidiary Guarantors hereby jointly and severally agree that, until the payment and satisfaction in full in cash of all Guaranteed Obligations (other than contingent obligations as to which no claims have been asserted) and the expiration and termination of the Commitments, they shall not exercise any right or remedy arising by reason of any performance by them of their Guarantee in Section 13.01, whether by subrogation or otherwise, against the Borrower or any other guarantor of any of the Guaranteed Obligations or any security for any of the Guaranteed Obligations.

13.05 Remedies. The Subsidiary Guarantors jointly and severally agree that, as between the Subsidiary Guarantors, on one hand, and the Secured Parties, on the other hand, the obligations of the Borrower under this Agreement and under the other Loan Documents may be declared to be forthwith due and payable as provided in Section 11 (and shall be deemed to have become automatically due and payable in the circumstances provided in Section 11) for purposes of Section 13.01 notwithstanding any stay, injunction or other prohibition preventing such declaration (or such obligations from becoming automatically due and payable) as against the Borrower and that, in the event of such declaration (or such obligations being deemed to have become automatically due and payable), such obligations (whether or not due and payable by the Borrower) shall forthwith become due and payable by the Subsidiary Guarantors for purposes of Section 13.01.

13.06 Instrument for the Payment of Money. Each Subsidiary Guarantor hereby acknowledges that the Guarantee in this Section 13 constitutes an instrument for the payment of money, and consents and agrees that the Secured Parties, at their sole option, in the event of a dispute by such Subsidiary Guarantor in the payment of any moneys due hereunder, shall have the right to proceed by motion for summary judgment in lieu of complaint pursuant to N.Y. Civ. Prac. L&R § 3213.

13.07 Continuing Guarantee. The Guarantee in this Section 13 is a continuing Guarantee, and shall apply to all Guaranteed Obligations whenever arising.

13.08 Rights of Contribution. The Subsidiary Guarantors hereby agree, as between themselves, that if any Subsidiary Guarantor shall become an Excess Funding Guarantor (as defined below) by reason of the payment by such Subsidiary Guarantor of any Guaranteed Obligations, each other Subsidiary Guarantor shall, on demand of such Excess Funding Guarantor (but subject to the next sentence), pay to such Excess Funding Guarantor an amount equal to such Subsidiary Guarantor’s Fair Share (as defined below and determined, for this purpose, without reference to the properties, debts and liabilities of such Excess Funding Guarantor) of the Excess Payment (as defined below) in respect of such Guaranteed Obligations. The payment obligation of a Subsidiary Guarantor to any Excess Funding Guarantor under this Section 13.08 shall be subordinate and subject in right of payment to the prior payment in full of the obligations of such Subsidiary Guarantor under the other provisions of this Section 13 and such Excess Funding Guarantor shall not exercise any right or remedy with respect to such excess until payment and satisfaction in full of all of such obligations.

For purposes of this Section 13.08, (i) “Excess Funding Guarantor” means, in respect of any Guaranteed Obligations, a Subsidiary Guarantor that has paid an amount in excess of its Fair Share of such Guaranteed Obligations, (ii) “Excess Payment” means, in respect of any Guaranteed Obligations, the amount paid by an Excess Funding Guarantor in excess of its Fair Share of such Guaranteed Obligations and (iii) “Fair Share” means, for any Subsidiary Guarantor, the ratio (expressed as a percentage) of (x) the amount by which the aggregate present fair saleable value of all properties of such Subsidiary Guarantor (excluding any shares of Equity Interest of any other Subsidiary Guarantor) exceeds the amount of all the debts and liabilities of such Subsidiary Guarantor (including contingent, subordinated, unmatured and unliquidated liabilities, but excluding the obligations of such Subsidiary Guarantor hereunder and any obligations of any other Subsidiary Guarantor that have been Guaranteed by such Subsidiary Guarantor) to (y) the amount by which the aggregate fair saleable value of all properties of all of the Subsidiary Guarantors exceeds the amount of all the debts and liabilities (including contingent, subordinated, unmatured and unliquidated liabilities, but excluding the obligations of the Borrower and the Subsidiary Guarantors hereunder and under the other Loan Documents) of all of the Subsidiary Guarantors, determined (A) with respect to any Subsidiary Guarantor that is a party hereto on the Closing Date, as of the Closing Date, and (B) with respect to any other Subsidiary Guarantor, as of the date such Subsidiary Guarantor becomes a Subsidiary Guarantor hereunder.

13.09 General Limitation on Guarantee Obligations. In any action or proceeding involving any provincial, territorial or state corporate Law, or any state or federal bankruptcy, insolvency, reorganization or other Law affecting the rights of creditors generally, if the obligations of any Subsidiary Guarantor under Section 13.01 would otherwise, taking into account the provisions of Section 13.08, be held or determined to be void, invalid or unenforceable, or subordinated to the claims of any other creditors, on account of the amount of its liability under Section 13.01, then, notwithstanding any other provision hereof to the contrary, the amount of such liability shall, without any further action by such Subsidiary Guarantor, the Lender or any other Person, be automatically limited and reduced to the highest amount that is valid and enforceable and not subordinated to the claims of other creditors as determined in such action or proceeding.

SECTION 14

MISCELLANEOUS

14.01 No Waiver. No failure on the part of the Collateral Agent or the Lender to exercise and no delay in exercising, and no course of dealing with respect to, any right, power or privilege under any Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege under any Loan Document preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The remedies provided herein are cumulative and not exclusive of any remedies provided by Law.

14.02 Notices. All notices, requests, instructions, directions and other communications provided for herein (including any modifications of, or waivers, requests or consents under, this Agreement) shall be given or made in writing (including by telecopy) delivered, if to the Borrower, another Obligor, or the Lender, to its address specified on the signature pages hereto or its Guarantee Assumption Agreement, as the case may be, or at such other address as shall be designated by such party in a written notice to the other parties. Except as otherwise provided in this Agreement, all such communications shall be deemed to have been duly given upon receipt of a legible copy thereof, in each case given or addressed as aforesaid. All such communications provided for herein by telecopy shall be confirmed in writing promptly after the delivery of such communication (it being understood that non-receipt of written confirmation of such communication shall not invalidate such communication).

14.03 Expenses, Indemnification, Etc.

(a) Expenses. The Borrower agrees to pay or reimburse (i) the Collateral Agent and the Lender for all of their reasonable and documented out of pocket costs and expenses (including the reasonable and documented fees and expenses of Morrison & Foerster LLP, special counsel to the Collateral Agent and the Lender, and any sales, goods and services or other similar taxes applicable thereto, and printing, reproduction, document delivery, communication and travel costs) in connection with (x) the negotiation, preparation, execution and delivery of this Agreement and the other Loan Documents and the making of the Loans (exclusive of post-closing costs), (y) post-closing costs and (z) the negotiation or preparation of any modification, supplement or waiver of any of the terms of this Agreement or any of the other Loan Documents (whether or not consummated) and (ii) the Collateral Agent and the Lender for all of their reasonable and documented out of pocket costs and expenses (including the reasonable and documented fees and expenses of legal counsel) in connection with any enforcement or collection proceedings resulting from the occurrence of an Event of Default. Notwithstanding the foregoing, Borrower shall have no obligation to pay more than $125,000 in the aggregate pursuant to clauses (i)(x) and (i)(y) of this Section 14.03(a).

(b) Indemnification. The Borrower hereby indemnifies the Collateral Agent, the Lender, and their respective Affiliates, directors, officers, employees, attorneys, agents, advisors and controlling parties (each, an “Indemnified Party”) from and against, and agrees to hold them harmless against, any and all Claims and Losses of any kind (including reasonable fees and disbursements of counsel), joint or several, that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or relating to any investigation, litigation or proceeding or the preparation of any defense with respect thereto arising out of or in connection with or relating to this Agreement or any of the other Loan Documents or the Transactions or any use made or proposed to be made with the proceeds of the Loans, whether or not such investigation, litigation or proceeding is brought by the Borrower, any of its shareholders or creditors, an Indemnified Party or any other Person, or an Indemnified Party is otherwise a party thereto, and whether or not any of the conditions precedent set forth in Section 6 are satisfied or the other transactions contemplated by this Agreement are consummated, except to the extent such Claim or Loss is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s gross negligence, bad faith or willful misconduct. No Obligor shall assert any claim against any Indemnified Party, on any theory of liability, for consequential, indirect, special or punitive damages arising out of or otherwise relating to this Agreement or any of the other Loan Documents or any of the

Transactions or the actual or proposed use of the proceeds of the Loans. The Borrower, its Subsidiaries and Affiliates and their respective directors, officers, employees, attorneys, agents, advisors and controlling parties are each sometimes referred to in this Agreement as a “Borrower Party.” No Lender shall assert any claim against any Borrower Party, on any theory of liability, for consequential, indirect, special or punitive damages arising out of or otherwise relating to this Agreement or any of the other Loan Documents or the Transactions or the actual or proposed use of the proceeds of the Loans.

14.04 Amendments, Etc. The provisions of each Loan Document may from time to time be amended, modified or waived, if such amendment, modification or waiver is in writing and consented to by the Required Lenders and the Borrower; provided, however, that the consent of all the Lenders shall be required to:

(a) amend this Section 14.04;

(b) amend the definition of Required Lenders;

(c) postpone or delay any date fixed for, or reduce or waive, any scheduled installment of principal or any payment of interest, fees or other amounts (other than principal) due to the Lenders;

(d) reduce the principal of, or the rate of interest specified herein (it being agreed that waiver of the default interest shall only require the consent of Required Lenders) or the amount of interest payable in cash specified herein on any Loan, or of any fees or other amounts payable hereunder or under any other Loan Document;

(e) amend or waive compliance with the conditions precedent to the obligations of Lenders to make Loans in Section 6.02;

(f) amend the definition of “Commitments”; and

(g) discharge the Borrower or its Subsidiaries from its respective payment Obligations under the Loan Documents, or release all or substantially all of the Collateral, except as otherwise may be provided in this Agreement or the other Loan Documents.

No failure or delay on the part of the Lender in exercising any power or right under any Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such power or right preclude any other or further exercise thereof or the exercise of any other power or right. No notice to or demand on any Loan Party in any case shall entitle it to any notice or demand in similar or other circumstances. No waiver or approval by the Lender under any Loan Document shall, except as may be otherwise stated in such waiver or approval, be applicable to subsequent transactions. No waiver or approval hereunder shall require any similar or dissimilar waiver or approval thereafter to be granted hereunder.

14.05 Successors and Assigns.

(a) General. The provisions of this Agreement and the other Loan Documents shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder or under any of the other Loan Documents without the prior written consent of the Lender. The Lender may assign or otherwise transfer any of its rights or obligations hereunder or under any of the other Loan Documents (i) to an assignee in accordance with the provisions of Section 14.05(b), (ii) by way of participation in accordance with the provisions of Section 14.05(e) or (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 14.05(f). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Section 14.05(e) and, to the extent expressly contemplated hereby, the Indemnified Parties) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lender. The Lender may at any time assign to one or more Eligible Transferees (or, if an Event of Default has occurred and is continuing, to any Person) all or a portion of its rights and obligations under this Agreement (including all or a portion of the Commitment and the Loans at the time owing to it) and the other Loan Documents; provided that no such assignment shall be made to the Borrower, an Affiliate of the Borrower, or any employees or directors of the Borrower at any time; provided that the assigning Lender shall provide a notice of such assignment promptly after such assignment. Subject to the recording thereof by the Lender pursuant to Section 14.05(d), from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of the Lender under this Agreement and the other Loan Documents, and correspondingly the assigning Lender shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) and the other Loan Documents but shall continue to be entitled to the benefits of Section 5 and Section 14.03. Any assignment or transfer by the Lender of rights or obligations under this Agreement that does not comply with this Section 14.05(b) shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 14.05(e). Notwithstanding the foregoing, the Lender may not assign its Commitment to make the Delayed Draw Loan before December 22, 2017.

(c) Amendments to Loan Documents. Each of the Collateral Agent, the Lender and the Obligors agrees to enter into such amendments to the Loan Documents, and such additional Security Documents and other instruments and agreements, in each case in form and substance reasonably acceptable to the Collateral Agent, the Lender and the Obligors, as shall reasonably be necessary to implement and give effect to any assignment made under this Section 14.05.

(d) Register. The Lender, acting solely for this purpose as an agent of the Borrower, shall maintain at one of its offices a register for the recordation of the name and address of any assignee of the Lender and the Commitment and outstanding principal amount of the Loans owing thereto (the “Register”). The entries in the Register shall be conclusive, absent manifest error, and the Borrower shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as the “Lender” hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, at any reasonable time and from time to time upon reasonable prior notice.

(e) Participations. The Lender may at any time, without the consent of, or notice to, the Borrower, sell participations to any Person which would constitute and Eligible Assignee (other than a natural person or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of the Lender’s rights and/or obligations under this Agreement (including all or a portion of the Commitment and/or the Loans owing to it); provided that (i) the Lender’s obligations under this Agreement shall remain unchanged, (ii) the Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower shall continue to deal solely and directly with the Lender in connection therewith. Any agreement or instrument pursuant to which the Lender sells such a participation shall provide that the Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that the Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that would (i) increase or extend the term of the Lender’s Commitment, (ii) extend the date fixed for the payment of principal of or interest on the Loans or any portion of any fee hereunder payable to the Participant, (iii) reduce the amount of any such payment of principal, or (iv) reduce the rate at which interest is payable thereon to a level below the rate at which the Participant is entitled to receive such interest (other than with respect to default interest). Subject to Section 14.05(f), the Borrower agrees that each Participant shall be entitled to the benefits of Section 5 to the same extent as if it were the Lender and had acquired its interest by assignment pursuant to Section 14.05(b). To the extent permitted by Law, each Participant also shall be entitled to the benefits of Section 4.03(a) as though it were the Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

(f) Limitations on Rights of Participants. A Participant shall not be entitled to receive any greater payment under Section 5.01 or 5.03 than the Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent.

(g) Certain Pledges. The Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement and any other Loan Document to secure obligations of the Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release the Lender from any of their obligations hereunder or substitute any such pledgee or assignee for the Lender as a party hereto.

14.06 Survival. The obligations of the Borrower under Sections 5.01, 5.02, 5.03, 14.03, 14.05, 14.09, 14.10, 14.11, 14.12, 14.13, 14.14 and 14.16, and the obligations of the Subsidiary Guarantors under Section 13 (solely to the extent Guaranteeing any of the obligations under the foregoing Sections) shall survive the repayment of the Obligations and the termination of the Commitment and, in the case of the Lender’s assignment of any interest in the Commitment or the Loans hereunder, shall survive, in the case of any event or circumstance that occurred prior to the effective date of such assignment, the making of such assignment, notwithstanding that the Lender may cease to be “Lender” hereunder. In addition, each representation and warranty made, or deemed to be made by a Borrowing Notice, herein or pursuant hereto shall survive the making of such representation and warranty.

14.07 Captions. The table of contents and captions and section headings appearing herein are included solely for convenience of reference and are not intended to affect the interpretation of any provision of this Agreement.

14.08 Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument and any of the parties hereto may execute this Agreement by signing any such counterpart. Delivery of an executed signature page of this Agreement by facsimile transmission or electronic transmission (in PDF format) shall be effective as delivery of a manually executed counterpart hereof.

14.09 Governing Law. This Agreement and the rights and obligations of the parties hereunder shall be governed by, and construed in accordance with, the Law of the State of New York, without regard to principles of conflicts of laws that would result in the application of the laws of any other jurisdiction; provided that Section 5-1401 of the New York General Obligations Law shall apply.

14.10	Jurisdiction, Service of Process and Venue.

(a) Submission to Jurisdiction. Each Obligor agrees that any suit, action or proceeding with respect to this Agreement or any other Loan Document to which it is a party or any judgment entered by any court in respect thereof may be brought initially in the federal or state courts in New York, New York or in the courts of its own corporate domicile and irrevocably submits to the non-exclusive jurisdiction of each such court for the purpose of any such suit, action, proceeding or judgment. This Section 14.10(a) is for the benefit of the Lender only and, as a result, the Lender shall not be prevented from taking proceedings in any other courts with jurisdiction. To the extent allowed by any Law, the Lender may take concurrent proceedings in any number of jurisdictions.

(b) Alternative Process. Nothing herein shall in any way be deemed to limit the ability of the Lender to serve any process or summons in any other manner permitted by a Law.

(c) Waiver of Venue, Etc. Each Obligor irrevocably waives to the fullest extent permitted by Law any objection that it may now or hereafter have to the laying of the venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document and hereby further irrevocably waives to the fullest extent permitted by Law any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. A final judgment (in respect of which time for all appeals has elapsed) in any such suit, action or proceeding shall be conclusive and may be enforced in any court to the jurisdiction of which such Obligor is or may be subject, by suit upon judgment.

14.11 Waiver of Jury Trial. EACH OBLIGOR AND THE LENDER HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

14.12 Waiver of Immunity. To the extent that any Obligor may be or become entitled to claim for itself or its property or revenues any immunity on the ground of sovereignty or the like from suit, court jurisdiction, attachment prior to judgment, attachment in aid of execution of a judgment or execution of a judgment, and to the extent that in any such jurisdiction there may be attributed such an immunity (whether or not claimed), such Obligor hereby irrevocably agrees not to so claim and hereby irrevocably waives such immunity with respect to its obligations under this Agreement and the other Loan Documents.

14.13 Entire Agreement. This Agreement and the other Loan Documents constitute the entire agreement among the parties with respect to the subject matter hereof and thereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof, including any confidentiality (or similar) agreements. EACH OBLIGOR ACKNOWLEDGES, REPRESENTS AND WARRANTS THAT IN DECIDING TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS OR IN TAKING OR NOT TAKING ANY ACTION HEREUNDER OR THEREUNDER, IT HAS NOT RELIED, AND WILL NOT RELY, ON ANY STATEMENT, REPRESENTATION, WARRANTY, COVENANT, AGREEMENT OR UNDERSTANDING, WHETHER WRITTEN OR ORAL, OF OR WITH THE LENDER OTHER THAN THOSE EXPRESSLY SET FORTH IN THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS.

14.14 Severability. If any provision hereof is found by a court to be invalid or unenforceable, to the fullest extent permitted by any Law the parties agree that such invalidity or unenforceability shall not impair the validity or enforceability of any other provision hereof.

14.15 No Fiduciary Relationship. The Borrower acknowledges that the Lender has no fiduciary relationship with, or fiduciary duty to, the Borrower arising out of or in connection with this Agreement or the other Loan Documents, and the relationship between the Lender and the Borrower is solely that of creditor and debtor. This Agreement and the other Loan Documents do not create a joint venture among the parties.

14.16 Confidentiality. The Collateral Agent agrees to keep confidential all non-public information provided to them by any Obligor pursuant to this Agreement in accordance with its customary procedures for handling its own confidential information and use such information solely for purposes of the lending activities of the Lender under the Loan Documents; provided that nothing herein shall prevent the Lender from disclosing any such information (i) to the Lender, any Affiliate of the Lender or any Eligible Transferee or other assignee permitted under Section 14.05(b), (ii) subject to an agreement to comply with the provisions of this Section, to any actual or prospective direct or indirect counterparty to any Hedging Agreement (or any professional advisor to such counterparty), (iii) to its employees, officers, directors, agents, attorneys, accountants, trustees and other professional advisors or those of any of its affiliates who have a need to know such information (collectively, its “Related Parties”); provided that, to the extent any such confidential information is provided by the Collateral Agent or any Lender to a Related Party, the Collateral Agent or such Lender, as the case may be, shall remain liable for breaches of confidentiality by any such Related Party to which it has provided confidential information, as applicable, shall be liable for breaches of confidentiality by its Related Parties (iv) upon the request or demand of any Governmental Authority or any regulatory authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (v) in response to any order of any court or other Governmental Authority or as may otherwise be required pursuant to any Law, (vi) if required to do so in connection with any litigation or similar proceeding, (vii) that has been publicly disclosed (other than as a result of a disclosure in violation of this Section 14.16), (viii) to the National Association of Insurance Commissioners or any similar organization or any nationally recognized rating agency that requires access to information about the Lender’s investment portfolio in connection with ratings issued with respect to the Lender, (ix) in connection with the exercise of any remedy hereunder or under any other Loan Document, (x) on a confidential basis to (A) any rating agency in connection with rating the Borrower or its Subsidiaries or the Loan or (B) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers of other market identifiers with respect to the Loan or (xi) to any other party hereto; provided, further, that, (1) no Lender shall use any Obligor’s non-public information for the purposes of engaging in hedging or short-selling activities of the Borrower’s Equity Interests and (2) unless specifically prohibited by applicable Law or court order, the Lender shall notify the Borrower of any request by any Governmental Authority or representative thereof (other than any such request in connection with any examination of the financial condition or other routine examination of the Lender by such Governmental Authority) for disclosure of any such non-public information prior to disclosure of such information.

14.17 Right of Setoff. If an Event of Default shall have occurred and be continuing, the Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by the Lender or any such Affiliate to or for the credit or the account of the Borrower or any other Obligor against any and all of the Obligations now or hereafter existing under this Agreement or any other Loan Document to the Lender or its Affiliates, irrespective of whether or not the Lender or Affiliate shall have made any demand under this Agreement or any other Loan Document and although such Obligations of the Borrower or such Obligor may be contingent or unmatured or are owed to an Affiliate of the Lender. The rights of the Lender and its Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that the Lender and Affiliates may have. The Lender agrees to notify the Borrower promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.

14.18 Judgment Currency.

(a) If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder in US Dollars into another currency, the parties hereto agree, to the fullest extent permitted by Law, that the rate of exchange used shall be that at which, in accordance with normal banking procedures, the Lender could purchase US Dollars with such other currency at the buying spot rate of exchange in the New York foreign exchange market on the Business Day immediately preceding that on which any such judgment, or any relevant part thereof, is given.

(b) The obligations of the Obligors in respect of any sum due to the Lender hereunder and under the other Loan Documents shall, notwithstanding any judgment in a currency other than US Dollars, be discharged only to the extent that on the Business Day following receipt by the Lender of any sum adjudged to be so due in such other currency the Lender may, in accordance with normal banking procedures, purchase US Dollars with such other currency. If the amount of US Dollars so purchased is less than the sum originally due to the Lender in US Dollars, the Borrower agrees, to the fullest extent that it may effectively do so, as a separate obligation and notwithstanding any such judgment, to indemnify the Lender against such loss. If the amount of US Dollars so purchased exceeds the sum originally due to the Lender in US Dollars, the Lender shall remit such excess to the Borrower.

14.19 USA PATRIOT Act. The Lender hereby notifies the Obligors that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), that it is required to obtain, verify and record information that identifies the Obligors, which information includes the name and address of each Obligor and other information that will allow such Person to identify such Obligor in accordance with the Act.

14.20 Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b) the effects of any Bail-in Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the day and year first above written.

BORROWER:

SONENDO, INC.

By	/s/ John Glenn
Name: John Glen
Title: Chief Financial Officer

Address for Notices:
26051 Merit Circle, Suite 102
Laguna Hills, CA 92653

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SUBSIDIARY GUARANTOR:

PIPSTEK, LLC

By	/s/ John Glenn
Name: John Glen
Title: Chief Financial Officer and Secretary

Address for Notices:
26051 Merit Circle, Suite 102
Laguna Hills, CA 92653

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LENDER AND COLLATERAL AGENT:

PERCEPTIVE CREDIT HOLDINGS, LP

By Perceptive Credit Opportunities GP, LLC, its general partner

By:	/s/ Sandeep Dixit
Name: Sandeep Dixit
Title: Chief Credit Officer

By:	/s/ Sam Chawla
Name: Sam Chawla
Title: Portfolio Manager

Perceptive Credit Holdings, LP c/o Perceptive Advisors LLC 51 Astor place, 10th floor
New York, NY 10003
Attn: Sandeep Dixit
Email: [Redacted]

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Schedule 1

to Credit Agreement

COMMITMENTS

Lender	Commitment	Proportionate Share
Perceptive Credit Holdings, LP	$20,000,000	100%
TOTAL	$20,000,000	100%